Exhibit 4.1

Execution Version

DEBTOR IN POSSESSION CREDIT AGREEMENT

among

SG BLOCKS, INC.
as Borrower

and

SG BUILDING BLOCKS, INC. and ENDAXI INFRASTRUCTURE GROUP, INC.

as Guarantors

and

HILLAIR CAPITAL INVESTMENTS L.P.
as Lender

and

HILLAIR CAPITAL MANAGEMENT LLC
as Collateral Agent

dated as of

October 15, 2015

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ii

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Section 10.11	Successor Agent	55
Section 10.12	No Reliance on Agent’s Customer Identification Program	55

ARTICLE XI. MISCELLANEOUS		55
Section 11.1	Guarantee of the Gaurantors	55
Section 11.2	Lenders’ Independent Investigation	58
Section 11.3	No Waiver; Cumulative Remedies	58
Section 11.4	Amendments, Waivers and Consents	59
Section 11.5	Notices	59
Section 11.6	Costs, Expenses and Taxes	60
Section 11.7	Indemnification	60
Section 11.8	Obligations Several; No Fiduciary Obligations	60
Section 11.9	Execution in Counterparts	61
Section 11.10	Binding Effect; Borrowers’ Assignment	61
Section 11.11	Lender Assignments.	61
Section 11.12	Sale of Participations	63
Section 11.13	Patriot Act Notice	63
Section 11.14	Severability of Provisions; Captions; Attachments	64
Section 11.15	Investment Purpose	64
Section 11.16	Entire Agreement	64
Section 11.17	Legal Representation of Parties	64
Section 11.18	Governing Law; Submission to Jurisdiction; Jury Trial Waiver	64

Exhibit A	Form of Term Credit Note
Exhibit G	Form of Notice of Loan
Exhibit H	Form of Compliance Certificate
Exhibit I	Form of Assignment and Acceptance Agreement
Exhibit J	Form of Reaffirmation of Guaranty

Schedule 1	Commitments of Lenders
Schedule 3	Real Property
Schedule 4	Pledged Securities
Schedule 5	Pledged Notes
Schedule 6.1	Corporate Existence; Subsidiaries; Foreign Qualification
Schedule 6.4	Litigation and Administrative Proceedings
Schedule 6.5	Real Estate Owned by the Companies
Schedule 6.9	Locations
Schedule 6.11	Employee Benefits Plans
Schedule 6.16	Material Agreements
Schedule 6.17	Intellectual Property
Schedule 6.18	Insurance
Schedule 6.19	Deposit Accounts

Annex 1	Form of Budget
Annex 2	Existing Mortgages
Annex 3	Other Prepetition Liens
Annex 4	Existing Indebtedness

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This DEBTOR IN POSSESSION CREDIT AGREEMENT (as the same may from time to time be amended, restated or otherwise modified, this “Agreement”) is made effective as of the 15th day of October, 2015, by and among SG BLOCKS, INC., a Delaware corporation and debtor in possession, located at 3 Columbus Circle, 16th Floor, New York, New York 10019 (“Borrower”), SG BUILDING BLOCKS, INC., a Delaware corporation and debtor in possession located at 3 Columbus Circle, 16th Floor, New York, New York 10019 (“SG Building”), ENDAXI INFRASTRUCTURE GROUP, INC., a Delaware corporation and debtor in possession located at 3 Columbus Circle, 16th Floor, New York, New York 10019 (“Endaxi” and together with SG Building, the “Guarantors” and each a “Guarantor”), HILLAIR CAPITAL MANAGEMENT LLC, a Delaware limited liability company, located at 345 Lorton Avenue, Suite 303, Burlingame, California 94010, in its capacity as the Collateral Agent for the benefit of the Lenders, HILLAIR CAPITAL INVESTMENTS L.P., a Cayman Islands limited partnership located at 345 Lorton Avenue, Suite 303, Burlingame, California 94010, and its successors and assigns (“Hillair”), and each other Eligible Transferee, as hereinafter defined, that from time to time becomes a party hereto pursuant to Section 11.11 hereof (collectively, the “Lenders” and each a “Lender”);

WITNESSETH:

WHEREAS, on October 15, 2015 (the “Filing Date”), the Borrower (the “Debtor”) and the Guarantors (collectively, the “Debtors”) filed petitions under Chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court for the Southern District of New York; and

WHEREAS, the Debtors intend to continue to operate their businesses pursuant to Sections 1107 and 1108 of the Bankruptcy Code; and

WHEREAS, before the Filing Date, the Borrower, and to the extent applicable the Guarantors, entered into that certain: (i) $162,000 Original Issue Discount Senior Secured Convertible Debenture due November 3, 2015 (the “Bridge Debenture”), for a subscription amount of $150,000, issued by the Borrower to Hillair, in its capacity as a pre-petition lender (the “August 2015 Financing”); (ii) Securities Purchase Agreement, dated August 5, 2015, between the Borrower and Hillair (the “2015 Securities Purchase Agreement”); (iii) Subsidiary Guarantee dated August 5, 2015, executed and delivered by the Guarantors in favor of Hillair (the “2015 Subsidiary Guarantee”); (iv) Security Agreement dated August 5, 2015, executed and delivered by the Borrower and the Guarantors in favor of Hillair to secure the Borrower’s obligations under the Bridge Indenture (the “2015 Security Agreement”); (v) Securities Exchange Agreement dated April 10, 2014 (the “Exchange Agreement”) with Hillair, Frank Casano (“Casano”) and Scott Masterson (“Masterson”) who held certain existing Senior Convertible Debentures (the “Existing Debentures”) pursuant to which the Existing Debentures with a stated maturity value of $1,680,000 were surrendered in exchange for new Senior Convertible Debentures with a stated interest rate of eight percent (8%) per year, a stated maturity value of $1,915,200, a conversion price of $0.25 per share, subject to adjustment, with a final maturity date of April 1, 2016 (the “2014 Exchange Debentures”); (vi) Securities Purchase Agreement, dated April 10, 2014, between the Borrower, Hillair, Dillon Hill Capital, LLC (“DHC”), Dillon Hill Investment Company, LLC (“DHIC”), Marc Nuccitelli (“Nuccitelli”), Casano and Masterson (the “2014 Securities Purchase Agreement”); (vii) 8% Original Discount Senior Secured Convertible Debenture(s) Due April 1, 2016 dated April 10, 2014, issued by the Borrower to Hillair, DHC, DHIC, Nucitelli, Casano and Masterson with an aggregate of $2,080,500 in principal amount and for a subscription amount of $1,825,000 (the “2014 New Debentures”); (viii) Subsidiary Guarantee dated April 10, 2014, executed and delivered by SG Building in favor of Hillair, DHC, DHIC, Nucitelli, Casano and Masterson (the “2014 Subsidiary Guarantee”); (ix) Security Agreement dated April 10, 2014, executed and delivered by the Borrower and SG Building in favor of Hillair, DHC, DHIC, Nucitelli, Casano and Masterson to secure the Borrower’s obligations under the 2014 New Debentures (the “2014 Security Agreement”); and (x) all other documents, instruments, related writings, financing statements, security documents, warrants executed in connection therewith between the Borrower, and/or the Debtors, and/or any of the parties to the foregoing agreements (collectively, with the Bridge Debenture, the August 2015 Financing, the 2015 Securities Purchase Agreement, the 2015 Subsidiary Guarantee, the 2015 Security Agreement, the 2014 Exchange Debentures, the 2014 Securities Purchase Agreement, the 2014 New Debentures, the 2014 Subsidiary Guarantee, and the 2014 Security Agreement, the “Prepetition Loan Documents”). Hillair, Casano, Masterson, Nuccitelli, DHC and DHIC are collectively referred to herein as the “Prepetition Lenders;” and

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WHEREAS, as of October 13, 2015, the Prepetition Lenders under the Prepetition Loan Documents are owed not less than: (i) $162,000.00 to Hillair on the Bridge Debenture; (ii) $2,489,760.00 on the 2014 Exchange Debentures; and (iii) $2,704,650.00 on the 2014 New Debentures, constituting principal obligations incurred directly by the Borrower as of October 13, 2015, plus any unpaid interest, fees, costs and expenses (the “Prepetition Obligations”); and

WHEREAS, the Prepetition Obligations are secured by liens (the “Prepetition Liens”) on substantially all of the existing and after-acquired assets of the Borrower and the Guarantors, and such liens are perfected and, except as otherwise permitted in the Prepetition Loan Documents, have priority over other liens; and

WHEREAS, the Borrower has requested, that the Lender provide financing to the Borrower pursuant to Section 364(c)(1), (2) and (3) and Section 364(d) of the Bankruptcy Code, and enter into this Agreement pursuant to which the Lender would extend to the Borrower a multi-draw term credit facility as needed in accordance with the Budget (defined below) not to exceed at any one time outstanding $280,000.00 prior to the entry of the Final Order and $320,000.00 after the entry of the Final Order (in each case, as such amount may be reduced pursuant to this Agreement), to be available in the form of term loans advanced by the Lender from time to time at the request of and for the account of the Borrower; and

WHEREAS, the Lender is willing to extend such credit to the Borrower on the terms and conditions set forth herein and in the other Loan Documents in accordance with Section 364(c)(1), (2) and (3) and Section 364(d) of the Bankruptcy Code, so long as:

(a)          such post-petition credit obligations are (i) secured by Liens on substantially all of the property and interests, real and personal, tangible and intangible, of the Borrower and the Guarantors, whether now owned or hereafter acquired, subject to priority only to certain Liens and claims in respect of the Carve Out (as defined below) as herein provided; and (ii) given super priority status as provided in the Orders (as defined below); and

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(b)          the Prepetition Lenders receive certain adequate protection for the Borrower’s and/or any Guarantor’s use, sale or lease of collateral, including the Borrower’s use of cash collateral, and the priming of the Prepetition Liens securing the Prepetition Obligations; and

WHEREAS, the Borrower and the Guarantors have agreed to provide such collateral, super priority claims and adequate protection subject to the approval of the Bankruptcy Court.

NOW, THEREFORE, it is mutually agreed as follows:

ARTICLE I. DEFINITIONS

Section 1.1 Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:

“Acceptable Bidder(s)” means that term as defined in Section 4.2(o) of this Agreement. “Account” means all accounts, as defined in the U.C.C.

“Account Debtor” means any Person obligated to pay all or any part of any Account in any manner and includes (without limitation) any Guarantor thereof.

“Acquisition” means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in: (a) the acquisition of all or substantially all of the assets of any Person (other than a Company), or any business or division of any Person (other than a Company); (b) the acquisition of in excess of fifty percent (50%) of the outstanding capital stock (or other equity interest) of any Person (other than a Company); or (c) the acquisition of another Person (other than a Company) by a merger, amalgamation or consolidation or any other combination with such Person.

“Advantage” means any payment (whether made voluntarily or involuntarily, by offset of any deposit or other indebtedness or otherwise) received by any Lender, in respect of the Obligations, if such payment results in that Lender having less than its pro rata share (based upon its Applicable Commitment Percentage) of the Obligations then outstanding.

“Affiliate” means any Person, directly or indirectly, controlling, controlled by or under common control with a Company and “control” (including the correlative meanings, the terms “controlling”, “controlled by” and “under common control with”) means the power, directly or indirectly, to direct or cause the direction of the management and policies of a Company, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” means that term as defined in the first paragraph hereof.

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“Applicable Commitment Percentage” means, for each Lender with respect to the Total Commitment, the percentage, if any, set forth opposite such Lender’s name under the column headed “Term Credit Commitment Percentage”, as listed in Schedule 1 hereto.

“Applicable Margin” means twelve percent (12%) per annum.

“Asset Brokers” means that term as defined in Section 5.37 of this Agreement.

“Assignment Agreement” means an Assignment and Acceptance Agreement in the form of the attached Exhibit I.

“Authorized Officer” means a Financial Officer or other individual authorized by a Financial Officer in writing (with a copy to Agent) to handle certain administrative matters in connection with this Agreement.

“Avoidance Actions” means avoidance actions of the Borrower under Chapter 5 of the Bankruptcy Code (and the proceeds thereof).

“Bankruptcy Code” means Title 11 of the United States Code.

“Bankruptcy Court” means the United States Bankruptcy Court for the Southern District of New York.

“Base Rate Loan” means a Term Loan described in Section 2.2(a) hereof, that shall be denominated in Dollars and on which the Borrower shall pay interest at a rate based on the Applicable Margin.

“Borrower” means that term as defined in the first paragraph hereof

“Budget” means a thirteen (13) week budget projecting on a week-by-week basis the Debtors’: (i) sales; (ii) cash receipts; (iii) disbursements, including, without limitation, line items for payroll, trade debt, interest and fees under this Agreement, interest and fees on other indebtedness and professional fees); and (iv) amounts of Term Loans to be requested and outstanding, substantially in the form of the attached Annex 1 and in substance satisfactory to Lender, including as such budget is updated, amended or revised each week with the agreement of Lender, in its sole discretion.

“Business Day” means any day that is not a Saturday, a Sunday or another day of the year on which national banks are authorized or required to close in New York, New York.

“Capital Distribution” means a payment made, liability incurred or other consideration given by a Company to any Person that is not a Company, for the purchase, acquisition, redemption, repurchase, payment or retirement of any capital stock or other equity interest of such Company or as a dividend, return of capital or other distribution (other than any stock dividend, stock split or other equity distribution payable only in capital stock or other equity of such Company) in respect of such Company’s capital stock or other equity interest.

“Cash Reserve” means that term as defined in Section 8.6(a) of this Agreement.

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“Carve Out” means, at any time, an amount equal to the sum of the then unpaid (a) allowed administrative expenses pursuant to 28 U.S.C. Section 1930(a)(6), plus (b) allowed fees and expenses incurred by bankruptcy counsel retained by Borrower, plus (c) allowed fees and expenses incurred by the professionals retained by any Statutory Committee pursuant to Sections 327 and 1103 of the Bankruptcy Code (excluding, however, fees, costs and expenses of third party professionals employed by the members of any such Statutory Committee). For purposes of clause (b) above, the Carve Out shall be limited to accrued and unpaid professional fees and expenses in a maximum aggregate amount of $75,000.00. For purposes of clause (c) above, the Carve Out shall be limited to accrued and unpaid professional fees and expenses in a maximum aggregate amount of $25,000.00.

“Case” means, the Debtors’ jointly administered reorganization case under Chapter 11 of the Bankruptcy Code (Chapter 11 Jointly Administered Case No. 15-12790 (JLG) pending in the United States Bankruptcy Court for the Southern District of New York.

“Closing Date” means the date on which all of the conditions set forth in Section 4.2 are satisfied to the satisfaction of Lender, or waived in writing by, Lender.

“Code” means the Internal Revenue Code of 1986, as amended, together with the rules and regulations promulgated thereunder.

“Collateral” means all of the “Collateral”, as defined in the Security Agreement.

“Collateral Agent” means Hillair Capital Management LLC, acting as Collateral Agent for the Lender pursuant to the Security Documents, and any successor designated as Collateral Agent pursuant to Section 10.12 hereof.

“Commitment” means, with respect to each Lender, (a) prior to the entry of the Final Order, the amount set forth opposite such Lender’s name in Schedule 1 hereto directly below the column titled “Interim Order Commitment” (the “Interim Order Commitment”) and (b) on or after the entry of the Final Order, the amount set forth opposite such Lender’s name in Schedule 1 hereto directly below the column titled “Final Order Commitment” (the “Final Order Commitment”), in each case as may be reduced from time to time pursuant to the terms hereof.

“Commitment Period” means the period from the Closing Date to, but not including, the Maturity Date.

“Company” means Borrower.

“Compliance Certificate” means a Compliance Certificate in the form of the attached Exhibit H.

“Consultant” means that term as defined in Section 5.2 of this Agreement.

“Control Agreement” means each Deposit Account Control Agreement among a Credit Party, Collateral Agent and a depository institution, dated on or after the Closing Date, and each Deposit Account Control Agreement, among a Credit Party, Prepetition Lender and a depository institution, in each case, as the same may from time to time be amended, restated or otherwise modified.

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“Controlled Group” means the Company and each Person required to be aggregated with a Company under Code Section 414(b), (c), (m) or (o).

“Credit Event” means the making by the Lender(s) of a Loan.

“Credit Party” means Borrower and any Guarantor.

“Creditors’ Committee” means the official committee of unsecured creditors in the Case. “Debtors” means that term as defined in the first Whereas paragraph of this Agreement.

“Default” means an event or condition that constitutes, or with the lapse of any applicable grace period or the giving of notice or both would constitute, an Event of Default, and that has not been waived by the Required Lenders (or, if applicable, all of the Lenders) in writing.

“Default Rate” means (a) with respect to any Loan, a rate per annum equal to five percent (5%) in excess of the Derived Base Rate otherwise applicable thereto.

“Deposit Account” means (a) a deposit account, as defined in the U.C.C.; (b) any other deposit account; and (c) any demand, time, savings, checking, passbook or similar account maintained with a bank, savings and loan association, credit union or similar organization.

“Derived Base Rate” means a rate per annum equal to 12%.

“Dollar” or the $ sign means lawful money of the United States of America.

“Eligible Transferee” means a commercial bank, financial institution or other “accredited investor” (as defined in SEC Regulation D) that is not a Borrower, a Guarantor, a Subsidiary or an Affiliate.

“Environmental Laws” means all provisions of law (including the common law), statutes, ordinances, codes, rules, guidelines, policies, procedures, orders in council, regulations, permits, licenses, judgments, writs, injunctions, decrees, orders, awards and standards promulgated by a Governmental Authority or by any court, agency, instrumentality, regulatory authority or commission of any of the foregoing concerning environmental health or safety and protection of, or regulation of the discharge of substances into, the environment.

“Equipment” means all equipment, as defined in the U.C.C.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated pursuant thereto.

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“ERISA Event” means (a) the existence of a condition or event with respect to an ERISA Plan that presents a risk of the imposition of an excise tax or any other liability on a Company or of the imposition of a Lien on the assets of a Company; (b) the engagement by a Controlled Group member in a non-exempt “prohibited transaction” (as defined under ERISA Section 406 or Code Section 4975) or a breach of a fiduciary duty under ERISA that could result in liability to a Company; (c) the application by a Controlled Group member for a waiver from the minimum funding requirements of Code Section 412 or ERISA Section 302 or a Controlled Group member is required to provide security under Code Section 401(a)(29) or ERISA Section 307; (d) the occurrence of a Reportable Event with respect to any Pension Plan as to which notice is required to be provided to the PBGC; (e) the withdrawal by a Controlled Group member from a Multiemployer Plan in a “complete withdrawal” or a “partial withdrawal” (as such terms are defined in ERISA Sections 4203 and 4205, respectively); (f) the involvement of, or occurrence or existence of any event or condition that makes likely the involvement of, a Multiemployer Plan in any reorganization under ERISA Section 4241; (g) the failure of an ERISA Plan (and any related trust) that is intended to be qualified under Code Sections 401 and 501 to be so qualified or the failure of any “cash or deferred arrangement” under any such ERISA Plan to meet the requirements of Code Section 401(k); (h) the taking by the PBGC of any steps to terminate a Pension Plan or appoint a trustee to administer a Pension Plan, or the taking by a Controlled Group member of any steps to terminate a Pension Plan; (i) the failure by a Controlled Group member or an ERISA Plan to satisfy any requirements of law applicable to an ERISA Plan; (j) the commencement, existence or threatening of a claim, action, suit, audit or investigation with respect to an ERISA Plan, other than a routine claim for benefits; or (k) any incurrence by or any expectation of the incurrence by a Controlled Group member of any liability for post-retirement benefits under any Welfare Plan, other than as required by ERISA Section 601, et seq. or Code Section 4980B.

“ERISA Plan” means an “employee benefit plan” (within the meaning of ERISA Section 3(3)) that a Controlled Group member at any time sponsors, maintains, contributes to, has liability with respect to or has an obligation to contribute to such plan.

“Event of Default” means an event or condition that shall constitute an event of default as defined in Article VII hereof.

“Excluded Taxes” means, in the case of each Lender, taxes imposed on or measured by its overall net income or branch profits, and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such Lender, as the case may be, is organized or in which its principal office is located, or, in the case of any Lender, in which its applicable lending office is located.

“Existing Indebtedness” means that term as defined in Section 5.8 of this Agreement.

“Federal Funds Effective Rate” means, for any day, the rate per annum (rounded upward to the nearest one one-hundredth of one percent (1/100 of 1%)) announced by the Federal Reserve Bank of New York (or any successor) on such day as being the weighted average of the rates on overnight federal funds transactions arranged by federal funds brokers on the previous trading day, as computed and announced by such Federal Reserve Bank (or any successor) in substantially the same manner as such Federal Reserve Bank computes and announces the weighted average it refers to as the “Federal Funds Effective Rate” as of the Closing Date.

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“Filing Date” means that term as defined in the first Whereas paragraph of this Agreement.

“First Days Orders” means customary first day orders for a debtor in Chapter 11 of the Bankruptcy Code and in form and substance satisfactory to Lender.

“Final Order” means a final order of the Bankruptcy Court in the Case authorizing and approving, among other things, this Agreement and the other Loan Documents under Section 364(c) and (d) of the Bankruptcy Code and entered at or after a final hearing, in form and substance satisfactory to Lender and its counsel. The Final Order shall, among other things, have:

(a)          authorized the transactions contemplated by this Agreement and the extensions of credit under this Agreement in an amount not greater than the Total Commitment provided for herein and any extension of the scheduled Maturity Date as provided in the definition of the term “Maturity Date”;

(b)          granted the claim status and Liens described in Article IX and prohibited the granting of additional Liens on the assets of Borrower other than Permitted Liens; and

(c)          provided that such Liens are automatically perfected by the entry of the Final Order and also granted to Lender relief from the automatic stay of Section 362(a) of the Bankruptcy Code to enable Lender, if Lender elects to do so in its discretion, to make all filings and recordings and to take all other actions considered necessary or advisable by Lender to perfect, protect and insure the priority of its Liens upon the Collateral as a matter of nonbankruptcy law.

“Final Order Commitment” means that term as defined in the definition of “Commitment.”

“Financial Officer” means any of the following officers of the Borrower: chief executive officer, president, chief financial officer or treasurer.

“First Priority Liens” means that term as defined in Section 9.3 of this Agreement.

“GAAP” means generally accepted accounting principles in the United States as then in effect, which shall include the official interpretations thereof by the Financial Accounting Standards Board, applied on a basis consistent with the past accounting practices and procedures of Borrower.

“General Intangibles” means all (a) general intangibles, as defined in the U.C.C.; and (b) choses in action, causes of action, intellectual property, customer lists, corporate or other business records, inventions, designs, patents, patent applications, service marks, registrations, trade names, trademarks, copyrights, licenses, goodwill, computer software, rights to indemnification and tax refunds.

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“Governmental Authority” means any nation or government, any state, province or territory or other political subdivision thereof, any governmental agency, department, authority, instrumentality, regulatory body, court, central bank or other governmental entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization exercising such functions.

“Guarantor” means that term as defined in the first paragraph hereof

“Indebtedness” means, for the Borrower and/or any Guarantor, without duplication:

(a)          all obligations to repay borrowed money, direct or indirect, incurred, assumed, or guaranteed;

(b)          all obligations in respect of the deferred purchase price of property or services (other than trade accounts payable incurred in the ordinary course of business; (c) all obligations under conditional sales or other title retention agreements; (d) all obligations (contingent or otherwise) under any letter of credit or banker’s acceptance; (e) all net obligations under any currency swap agreement, interest rate swap, cap, collar or floor agreement or other interest rate management device or any hedge agreement; (f) all synthetic leases; (g) all lease obligations that have been or should be capitalized on the books of the Company in accordance with GAAP; (h) all obligations of the Borrower with respect to asset securitization financing programs to the extent that there is recourse against the Borrower or the Borrower is liable (contingent or otherwise) under any such program; (i) all obligations to advance funds to, or to purchase assets, property or services from, any other Person in order to maintain the financial condition of such Person; (j) all indebtedness of the types referred to in subparts (a) through (i) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which the Borrower is a general partner or joint venturer, unless such indebtedness is expressly made non-recourse to the Borrower; (k) any other transaction (including forward sale or purchase agreements) having the commercial effect of a borrowing of money entered into by the Borrower to finance its operations or capital requirements; and (1) any guaranty of any obligation described in subparts (a) through (k) hereof.

“Interim Order” means an order of the Bankruptcy Court in the Case authorizing and approving this Agreement on an interim basis under Section 364(c) of the Bankruptcy Code and entered at a preliminary hearing under Bankruptcy Rule 4001, in form and substance reasonably satisfactory to the Lender and its counsel. The Interim Order shall, among other things, have:

(a)          authorized the transactions contemplated by this Agreement and the extension of credit under this Agreement in an amount not greater than the Total Commitment and any extension of the scheduled Maturity Date as provided in the definition of the term “Maturity Date”;

(b)          granted the claim status and Liens described in Article IX, and prohibited the granting of additional Liens on the assets of the Borrower and the Guarantors other than Permitted Liens; and

,(c)          provided that such Liens are automatically perfected by the entry of the Interim Order and also granted to the Lender for the benefit of the Lenders, relief from the automatic stay of Section 362(a) of the Bankruptcy Code to enable the Lender, if the Lender elects to do so in its discretion, to make all filings and recordings and to take all other actions considered necessary or advisable by the Lender to perfect, protect and insure the priority of its Liens upon the Collateral as a matter of nonbankruptcy law.

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“Interim Order Commitment” means that term as defined in the definition of “Commitment.”

“Inventory” means all inventory, as defined in the U.C.C.

“Landlord’s Waiver” means a landlord’s waiver or mortgagee’s waiver, each in form and substance satisfactory to Agent, delivered by a Company in connection with this Agreement, as such waiver may from time to time be amended, restated or otherwise modified or replaced.

“Lender” means that term as defined in the first paragraph hereof.

“Lien” means any mortgage, deed of trust, security interest, lien (statutory or other), charge, assignment, hypothecation, encumbrance on, pledge or deposit of, or conditional sale, leasing (other than Operating Leases, sale with a right of redemption or other title retention agreement and any capitalized lease with respect to any property (real or personal) or asset.

“Loan” means a Term Loan granted to Borrower by the Lender in accordance with Section 2.2 hereof.

“Loan Documents” means, collectively, this Agreement, each Note, each Guaranty Agreement, each Security Document, as any of the foregoing may from time to time be amended, restated or otherwise modified or replaced, and any other document delivered pursuant thereto.

“Mandatory Prepayment” means that term as defined in Section 2.12(a) hereof.

“Material Adverse Effect” means a material adverse effect on: (a) the business, assets, liabilities (actual or contingent), operations, condition (financial or otherwise) or prospects of the Borrower (other than the commencement of the Case and the circumstances giving rise to its commencement); (b) the business, assets, liabilities (actual or contingent), operations, condition (financial or otherwise) or prospects of the Borrower (other than the commencement of the Case and the circumstances giving rise to its commencement); (c) the rights and remedies of Lender or the Lenders under any Loan Document; (d) the ability of any Credit Party to perform its obligations under any Loan Document to which it is a party, (other than, in any case, on account of the filing or pendency of the Case); or (e) the legality, validity, binding effect or enforceability against any Credit Party of any Loan Document to which it is a party (other than, in any case, on account of the filing or pendency of the Case).

“Material Indebtedness Agreement” means any debt instrument, lease (capital, operating or otherwise), guaranty, contract, commitment, agreement or other arrangement evidencing or entered into in connection with any Indebtedness of the Borrower in excess of the amount of $25,000.00.

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“Material Recovery Event” means (a) any casualty loss in respect of assets of the Company covered by casualty insurances, and (b) any compulsory transfer or taking under threat of compulsory transfer of any asset of the Company by any Governmental Authority.

“Maturity Date” means the earliest to occur of (a) the date that is six (6) months from the Filing Date, and (b) the Termination Date.

“Moody’s” means Moody’s Investors Service, Inc., and any successor to such company.

“Multiemployer Plan” means a Pension Plan that is subject to the requirements of Subtitle E of Title IV of ERISA.

“Note” or “Notes” means a Term Note and/or any other promissory note delivered pursuant to this Agreement.

“Notice of Loan” means a Notice of Loan in the form of the attached Exhibit G.

“Obligations” means, collectively: (a) all Indebtedness and other obligations incurred by Borrower, any Guarantor, Collateral Agent, or any Lender (or any affiliate thereof) pursuant to this Agreement and the other Loan Documents, and includes the principal of and interest on all Loans; (b) each extension, renewal or refinancing of the foregoing, in whole or in part; (c) the commitment and other fees, and any prepayment fees payable hereunder; and (d) all Related Expenses.

“Operating Leases” means all real or personal property leases under which the Borrower and/or any Guarantor is bound or obligated as a lessee or sublessee and which, under GAAP, are not required to be capitalized on a balance sheet of the Borrower or the Guarantor, as applicable, provided that Operating Leases shall not include any such lease under which Borrower or any Guarantor is also bound as the lessor or sublessor.

“Orders” means, collectively, the Interim Order and the Final Order.

“Organizational Documents” means, with respect to any Person (other than an individual), such Person’s Articles (Certificate) of Incorporation, operating agreement or equivalent formation documents, and Regulations (Bylaws), or equivalent governing documents, and any amendments to any of the foregoing.

“Other Prepetition Liens” means the prepetition liens and security interests (exclusive of those in respect of the Prepetition Loan Documents) which are (a) valid, perfected and senior to the prepetition liens and security interests in respect of the Prepetition Loan Documents, and (b) not avoidable, including, without limitation, such liens and security interests listed on Annex 3 hereto.

“Other Taxes” means any and all present or future stamp or documentary taxes or any other excise, ad valorem or property taxes, goods and services taxes, harmonized sales taxes and other sales taxes, use taxes, value added taxes, charges or similar taxes or levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

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“Participant” means that term as defined in Section 11.11 hereof

“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, USA Patriot Act, Title III of Pub. L. 107-56, signed into law October 26, 2001, as amended from time to time.

“Payment in Full” means the irrevocable payment in full in cash in United States Dollars of all of the Secured Obligations and all Prepetition Obligations.

“PBGC” means the Pension Benefit Guaranty Corporation, and its successor.

“Pension Plan” means an ERISA Plan that is a “pension plan” (within the meaning of ERISA Section 3(2)).

“Permitted Liens” means that term as defined in Section 5.9 of this Agreement.

“Person” means any individual, sole proprietorship, partnership, joint venture, unincorporated organization, corporation, limited liability company, unlimited liability company, institution, trust, estate, Governmental Authority or any other entity.

“Pledge Agreement” means any Pledge Agreement executed by Borrower, on or after the Closing Date, as any of the foregoing may from time to time be amended, restated or otherwise modified.

“Pledged Notes” means the promissory notes payable to Borrower, as described on Schedule 5 hereto, and any additional or future note that may hereafter from time to time be payable to Borrower.

“Pledged Securities” means all of the shares of capital stock or other equity interest of a Subsidiary of a Credit Party, whether now owned or hereafter acquired or created, and all proceeds thereof; provided that Pledged Securities shall only include up to sixty-five percent (65%) of the shares of voting capital stock or other voting equity interest of any first-tier foreign subsidiary and shall not include any foreign subsidiary other than a first-tier foreign subsidiary. Schedule 4 hereto lists, as of the Closing Date, all of the Pledged Securities.

“Prepetition Collateral” means “Collateral” as defined in the Prepetition Loan Documents.

“Prepetition Collateral Agent” means Hillair Capital Management LLC.

“Prepetition Loan Documents” means that term as defined in the third Whereas paragraph of this Agreement.

“Prepetition Guaranties of Payment” means each guaranty obligation of the Guarantors in favor of any Prepetition Lender executed and delivered pursuant to the Prepetition Loan Documents.

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“Prepetition Lenders” means that term as defined in the third Whereas paragraph of this Agreement.

“Prepetition Liens” means that term as defined in the fifth Whereas paragraph of this Agreement.

“Prepetition Obligations” means that term as defined in the fourth Whereas paragraph of this Agreement.

“Reaffirmation of Guaranty of Payment” means a Reaffirmation of Guaranty of Payment, by each Guarantor of any Prepetition Guaranties of Payment, in the form of the attached Exhibit J, reaffirming their respective obligations to the Prepetition Lenders.

“Real Property” means any real property owned by the Borrower or any Guarantor.

“Register” means that term as described in Section 11.10(i) hereof.

“Related Expenses” means any and all costs, liabilities and expenses (including, without limitation, losses, damages, penalties, claims, actions, attorneys’ fees, legal expenses, judgments, suits and disbursements): (a) incurred by Lender or Collateral Agent, or imposed upon or asserted against the Collateral Agent or any Lender in connection with the Case, the negotiation or preparation of this Agreement or any attempt by the Collateral Agent and the Lender to (i) obtain, preserve, perfect or enforce any Loan Document or any security interest evidenced by any Loan Document; (ii) obtain payment, performance or observance of any and all of the Obligations; or (iii) maintain, insure, audit, collect, preserve, repossess or dispose of any of the collateral securing the Obligations or any part thereof, including, without limitation, costs and expenses for appraisals, assessments and audits of the Company or any such collateral; or (b) incidental or related to (a) above, including, without limitation, interest thereupon from the date incurred, imposed or asserted until paid at the Default Rate.

“Related Writing” means each Loan Document, and any other assignment, mortgage, security ageement, guaranty agreement, subordination agreement, financial statement, audit report or other writing furnished by any Credit Party, or any of its officers, to the Lender pursuant to or otherwise in connection with this Agreement.

“Reportable Event” means a reportable event as that term is defined in Title IV of ERISA, except actions of general applicability by the Secretary of Labor under Section 110 of such Act.

“Required Lenders” shall mean the holders of at least sixty-six and two-thirds percent (66-2/3%) of the Total Commitment or, if after the termination of the Total Commitment, the Term Credit Exposure.

“Requirement of Law” means, as to any Person, any law, treaty, rule or regulation or determination or policy statement or interpretation of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property.

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“Reserves” means any reserves against the Total Commitment established by the Lender from time to time in such amounts as the Lender shall determine.

“Restricted Payment” means, with respect to the Borrower: (a) any Capital Distribution, (b) any amount paid by the Borrower in repayment, redemption, retirement or repurchase; directly or indirectly, of any Subordinated Indebtedness; (c) any amount paid by the Borrower in respect of any management, consulting or other similar arrangement with any shareholder of Borrower or Affiliate, if any; or (d) any amount paid by Borrower with respect to any pre-Filing Date Indebtedness or obligations, other than pursuant to (i) the First Day Orders, (ii) this Agreement, or (iii) other orders of the Bankruptcy Court acceptable to the Required Lenders.

“SEC” means the United States Securities and Exchange Commission, or any governmental body or agency succeeding to any of its principal functions.

“Secured Obligations” means collectively (a) the Obligations, and (b) any other obligations and liabilities of the Borrower and/or any Guarantor owing to Lender.

“Security Agreement” means each Senior Security Agreement, executed and delivered by Borrower in favor of Collateral Agent, dated as of the Closing Date, and any other Security Agreement executed on or after the Closing Date, as the same may from time to time be amended, restated or otherwise modified.

“Security Documents” means each Security Agreement, each Pledge Agreement, each mortgage, each Landlord’s Waiver, each Control Agreement, each U.C.C. Financing Statement or similar filing as to a jurisdiction located outside of the United States of America, filed in connection herewith or perfecting any interest created in any of the foregoing documents, and any other document pursuant to which any Lien is granted by Borrower, any Guarantor, or any other Person to Collateral Agent, as security for the Secured Obligations, or any part thereof, and each other agreement executed in connection with any of the foregoing, as any of the foregoing may from time to time be amended, restated or otherwise modified or replaced.

“Standard & Poor’s” means Standard & Poor’s Ratings Group, a division of McGraw-Hill, Inc., and any successor to such company.

“Statutory Committee” means any committee appointed in the Case pursuant to Section 1102 of the Bankruptcy Code.

“Subordinated” means, as applied to Indebtedness, Indebtedness that shall have been subordinated (by written terms or written agreement being, in either case, in form and substance satisfactory to the Required Lenders) in favor of the prior payment in full of the Obligations.

“Subsidiary” means: (a) a corporation more than fifty percent (50%) of the Voting Power of which is owned, directly or indirectly, by Borrower; (b) a partnership, limited liability company or unlimited liability company of which Borrower, directly or indirectly, is a general partner or managing member, as the case may be, or otherwise has an ownership interest greater than fifty percent (50%) of all of the ownership interests in such partnership, limited liability company or unlimited liability company; or (c) any other Person (other than a corporation, partnership, limited liability company or unlimited liability company) in which Borrower, directly or indirectly, has at least a majority interest in the Voting Power or the power to elect or direct the election of a majority of directors or other governing body of such Person.

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“Superpriority Claim” means a claim against the Borrower and/or any Guarantor in the Case which is an administrative expense claim having priority over any and all administrative expenses of the kind specified in Sections 503(b), 506(c) and 507 of the Bankruptcy Code.

“Taxes” means any and all present or future taxes of any kind, including but not limited to, levies, imposts, duties, surtaxes, charges, fees, deductions or withholdings now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority (together with any interest, penalties, fines, additions to taxes or similar liabilities with respect thereto) other than Excluded Taxes.

“Term Credit Exposure” means, at any time, the aggregate principal amount of all Term Loans outstanding.

“Term Note” means a Term Note, in the form of the attached Exhibit A, executed and delivered pursuant to Section 2.6(a) hereof.

“Term Loan” means a Loan made to Borrower by the Lender in accordance with Section 2.2(a) hereof.

“Termination Date” means that term as defined in the Interim Order and the Final Order.

“Testing Period” means each period of four (4) consecutive fiscal weeks of the Borrower, in each case, taken as one accounting period, commencing with the week during which the Closing Date occurred.

“Total Commitment” means (a) prior to the entry of the Final Order, the sum of each Lender’s Interim Order Commitment, and (b) on or after the entry of a Final Order, the sum of each Lender’s Final Order Commitment, in each case as it may be reduced from time to time pursuant to the terms hereof.

“U.C.C.” means the Uniform Commercial Code, as in effect from time to time in New York.

“U.C.C. Financing Statement” means a financing statement filed or to be filed in accordance with the Uniform Commercial Code, as in effect from time to time, in the relevant state or states.

“Voting Power” means, with respect to any Person, the exclusive ability to control, through the ownership of shares of capital stock, partnership interests, membership interests or otherwise, the election of members of the board of directors or other similar governing body of such Person. The holding of a designated percentage of Voting Power of a Person means the ownership of shares of capital stock, partnership interests, membership interests or other interests of such Person sufficient to control exclusively the election of that percentage of the members of the board of directors or similar governing body of such Person.

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“Welfare Plan” means an ERISA Plan that is a “welfare plan” within the meaning of ERISA Section 3(1).

Section 1.2 Accounting Terms. Any accounting term not specifically defined in this Article I shall have the meaning ascribed thereto by GAAP.

Section 1.3 Terms Generally. The foregoing definitions shall be applicable to the singular and plural forms of the foregoing defined terms. Unless otherwise defined in this Article I, terms that are defined in the U.C.C. are used herein as so defined.

Section 1.4 Confirmation of Recitals. Borrower, the Guarantors, and the Lender hereby confirm the statements set forth in the recitals of this Agreement.

ARTICLE II. AMOUNT AND TERMS OF CREDIT

Section 2.1 Amount and Nature of Credit.

(a)          Subject to the terms and conditions of this Agreement, the Lender, during the Commitment Period and to the extent hereinafter provided, shall make Loans to the Borrower at the request of Borrower, in such aggregate amount as Borrower shall request pursuant to the Total Commitment; provided that in no event shall the aggregate principal amount of all Loans outstanding under this Agreement be in excess of the Total Commitment. Notwithstanding the foregoing, to the extent that there exists any amounts in the Cash Reserve, Borrower shall utilize such amounts in full before requesting a Loan hereunder.

(b)          Each Lender, for itself and not one for any other, agrees to make Loans, during the Commitment Period, on such basis that, immediately after the completion of any borrowing by Borrower, the aggregate outstanding principal amount of Loans made by such Lender shall not be in excess of the Commitment for such Lender.

Each borrowing from the Lender shall be made pro rata according to the respective Applicable Commitment Percentages of the Lenders.

Section 2.2 Term Credit. Subject to the terms and conditions of this Agreement, during the Commitment Period, the Lenders shall make a Term Loan or Term Loans to the Borrower in such amount or amounts as Borrower, through an Authorized Officer, may from time to time request, but not exceeding in aggregate principal amount at any time outstanding hereunder the Total Commitment. Borrower shall have the option, subject to the terms and conditions set forth herein, to borrow Term Loans, maturing on the last day of the Commitment Period, by means of Base Rate Loans. Notwithstanding the foregoing, to the extent that there exist any amounts in the Cash Reserve, Borrower shall utilize such amounts in full before requesting a Loan hereunder.

Section 2.3 [Reserved]

Section 2.4 [Reserved]

Section 2.5 Interest.

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(a)          Term Loans. Borrower shall pay interest on the unpaid principal amount of a Term Loan that is a Base Rate Loan outstanding from time to time from the date thereof until paid at the Derived Base Rate from time to time in effect, which shall be paid in kind and capitalized on the last day of each month (and thereby added to principal, which shall thereafter accrue interest).

(b)          Default Rate. Anything herein to the contrary notwithstanding, if an Event of Default shall occur: (i) the principal of each Loan and the unpaid interest thereon shall bear interest, until paid, at the Default Rate; and (ii) in the case of any other amount not paid when due from Borrower hereunder or under any other Loan Document, such amount shall bear interest at the Default Rate.

(c)          Limitation on Interest. In no event shall the rate of interest hereunder exceed the maximum rate allowable by law. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable law (the “Maximum Rate”). If any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to Borrower. In determining whether the interest contracted for, charged, or received by a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable law: (i) characterize any payment that is not principal as an expense, fee, or premium rather than interest; (ii) exclude voluntary prepayments and the effects thereof; and (iii) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations.

Section 2.6 Evidence of Indebtedness. Upon the request of a Lender, to evidence the obligation of Borrower to repay the Term Loans made by such Lender and to pay interest thereon, Borrower shall execute a Term Note payable to the order of such Lender in the principal amount of its Applicable Commitment Percentage of the Total Commitment, or, if less, the aggregate unpaid principal amount of Term Loans made by such Lender; provided that the failure of a Lender to request a Term Note shall in no way detract from Borrower’s obligations to such Lender hereunder.

Section 2.7 Notice of Credit Event; Funding of Loans.

(a)          Notice of Credit Event. Borrower, through an Authorized Officer, shall provide to Lender Notice of Loan prior to 11:00 A.M. (Eastern time) on the proposed date of borrowing of any Base Rate Loan.

(b)          Funding of Loans. Lender shall notify the other Lenders, if any, of the date and amount promptly upon the receipt of a Notice of Loan and, in any event, by 12:00 P.M. (Eastern time) on the date such Notice of Loan is received. On the date that the Credit Event set forth in such Notice of Loan is to occur, each Lender shall provide to Collateral Agent, not later than 1:00 P.M. (Eastern time), the amount in Dollars, in federal or other immediately available funds, required of it. If Collateral Agent shall elect to advance the proceeds of such Loan prior to receiving funds from such Lender, Collateral Agent shall have the right, upon prior notice to Borrower, to debit any account of Borrower or otherwise receive such amount from Borrower on demand, in the event that such Lender shall fail to reimburse Collateral Agent in accordance with this subsection. Collateral Agent shall also have the right to receive interest from such Lender at the Federal Funds Effective Rate in the event that such Lender shall fail to provide its portion of the Loan on the date requested and Collateral Agent shall elect to provide such funds.

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Section 2.8 Payment on Loans and Other Obligations.

(a)          Payments Generally. Each payment made hereunder by a Credit Party shall be made without any offset, abatement, recoupment, counterclaim, withholding or reduction whatsoever.

(b)          Payments from Borrower and any Guarantor. All payments (including prepayments) to Collateral Agent of the principal of or interest on each Loan or other payment, including but not limited to principal, interest, fees or any other amount owed by Borrower or any Guarantor under this Agreement, shall be made in Dollars. All payments described in this subsection (b) shall be remitted to Collateral Agent, at the address of Collateral Agent for notices referred to in Section 11.4 hereof for the account of the Lenders not later than 11:00 A.M. (Eastern time) on the due date thereof in immediately available funds. Any such payments received by Collateral Agent after 11:00 A.M. (Eastern time) shall be deemed to have been made and received on the next Business Day.

(c)          Payments to Lenders. Upon Collateral Agent’s receipt of payments hereunder, Collateral Agent shall immediately distribute to the Lenders their respective ratable shares, if any, of the amount of principal, interest, and commitment and other fees received by Collateral Agent for the account of such Lender. Payments received by Collateral Agent shall be delivered to the Lenders in Dollars in immediately available funds. Each Lender shall record any principal, interest or other payment, the principal amounts of Base Rate Loans, all prepayments and the applicable dates with respect to the Loans made, and payments received by such Lender, by such method as such Lender may generally employ; provided, however, that failure to make any such entry shall in no way detract from the obligations of Borrower under this Agreement or any Note. The aggregate unpaid amount of Loans and similar information with respect to the Loans set forth on the records of Agent shall be rebuttably presumptive evidence with respect to such information, including the amounts of principal, interest and fees owing to each Lender.

(d)          Timing of Payments. Whenever any payment to be made hereunder, including, without limitation, any payment to be made on any Loan, shall be stated to be due on a day that is not a Business Day, such payment shall be made on the next Business Day and such extension of time shall in each case be included in the computation of the interest payable on such Loan.

Section 2.9 Prepayment.

(a)           Right to Prepay. Borrower shall have the right at any time or from time to time to prepay, on a pro rata basis for all of the Lenders, all or any part of the principal amount of the Loans with the proceeds of such prepayment to be distributed on a pro rata basis to the Lenders. Such payment shall include interest accrued on the amount so prepaid to the date of such prepayment and any amount payable under Article III hereof with respect to the amount being prepaid. Prepayments of Base Rate Loans shall be without any premium or penalty.

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(b)           Notice of Prepayment. Borrower shall give Collateral Agent notice of prepayment of a Base Rate Loan by no later than 11:00 A.M. (Eastern time) on the Business Day on which such prepayment is to be made.

Section 2.10 Commitment and Other Fees Reduction of Commitment

(a)           Commitment Fees. Borrower shall pay to Collateral Agent, for the ratable account of the Lenders, as a consideration for the Commitment, a commitment fee equal to $25,000.00 on the date of entry of the Interim Order.

(b)          [Reserved]

(c)          [Reserved]

(d)          Optional Reduction of Term Commitment. Borrower may, at any time and from time to time, permanently reduce in whole or ratably in part the Total Commitment to an amount not less than the then existing Term Credit Exposure, by giving Collateral Agent not fewer than five (5) Business Days’ (or thirty (30) days if the Total Commitment is to be reduced or terminated in its entirety) written notice of such reduction. Collateral Agent shall promptly notify each Lender of the date of each such reduction and such Lender’s proportionate share thereof If Borrower reduces in whole the Total Commitment, on the effective date of such reduction (Borrower having prepaid in full the unpaid principal balance, if any, of the Loans, together with all interest (if any), and commitment and other fees accrued and unpaid with respect thereto, all of the Term Notes shall be delivered to Collateral Agent marked “Canceled” and Collateral Agent shall redeliver such Term Notes to Borrower. Any partial reduction in the Total Commitment shall be effective during the remainder of the Commitment Period.

Section 2.11 Computation of Interest and Fees. Interest on Loans, Related Expenses, and commitment and other fees and charges hereunder shall be computed on the basis of a year having three hundred sixty (360) days and calculated for the actual number of days elapsed.

Section 2.12 Mandatory Prepayments and Repayment.

(a)          Mandatory Prepayments. Borrower shall make mandatory prepayments (each a “Mandatory Prepayment”) in accordance with the following provisions:

(i)          Disposition of the Assets. On the first Business Day after receipt by the Borrower or any Guarantor of proceeds from any sale or other disposition of any assets by Borrower or any Guarantor to any Person other than in the ordinary course of business, Borrower shall make a Mandatory Prepayment in an amount equal to one hundred percent (100%) of the net cash proceeds of such sale or other disposition.

(ii)          Material Recovery Event. On the first Business Day after receipt by Borrower of any proceeds from a Material Recovery Event, Borrower shall make a Mandatory Prepayment in an amount equal to one hundred percent (100%) of such proceeds (net of reasonable costs and taxes incurred in connection with such Material Recovery Event).

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(iii)        Tax Refund. On the first Business Day after receipt by Borrower or any Guarantor of any tax refund, Borrower or such Guarantor, as applicable, shall make a Mandatory Prepayment in an amount equal to one hundred percent (100%) of such tax refund.

(b)          Repayment. The Term Loans shall become due and payable in full, and Borrower shall repay the Term Loans in full, on the Maturity Date, together with any and all accrued and unpaid interest thereon, and any fees and other Obligations due and payable hereunder.

(c)          Application of Mandatory Prepayments. Mandatory Prepayments under this Section 2.12 shall be paid by Borrower to Collateral Agent to be applied to the following: (i) first, to the then outstanding balance of the Term Loans, with a corresponding permanent reduction of the Total Commitment in the amount of such payment; and (ii) second, held as cash collateral in accordance with Section 8.6.

Section 2.13 Liability of Borrower and the Guarantors. Borrower and/or any Guarantor acknowledges and agrees that the Lender is entering into this Agreement at the request of Borrower and/or any Guarantor and with the understanding that Borrower and/or any Guarantor is and shall remain fully liable for payment in full of the Obligations. Borrower and/or any Guarantor agrees that it is receiving or will receive a direct pecuniary benefit for each Loan made hereunder.

ARTICLE III. ADDITIONAL PROVISIONS RELATING TO INCREASED CAPITAL; TAXES.

Section 3.1 Requirements of Law.

(a)          If, after the Closing Date, (i) the adoption of or any change in any Requirement of Law or in the interpretation or application thereof by a Governmental Authority, or (ii) the compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority:

(A)          shall subject any Lender to any tax of any kind whatsoever with respect to this Agreement or change the basis of taxation of payments to such Lender in respect thereof (except for Taxes and Excluded Taxes which are governed by Section 3.2 hereof);

(B)          shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender; or

(C)          shall impose on such Lender any other condition; and the result of any of the foregoing is to increase the cost to such Lender of making or maintaining Loans, or to reduce any amount receivable hereunder in respect thereof, then, in any such case, Borrower shall pay to such Lender, promptly after receipt of a written request therefor (which shall include the method for calculating such amount), any additional amounts necessary to compensate such Lender for such increased cost or reduced amount receivable. If any Lender becomes entitled to claim any additional amounts pursuant to this subsection (a), such Lender shall promptly notify Borrower (with a copy to Collateral Agent) of the event by reason of which it has become so entitled.

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(b)          If any Lender shall have determined that, after the Closing Date, the adoption of or any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof by a Governmental Authority or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority shall have the effect of reducing the rate of return on such Lender’s or such corporation’s capital as a consequence of its obligations hereunder, to a level below that which such Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration the policies of such Lender or corporation with respect to capital adequacy), then from time to time, upon submission by such Lender to Borrower (with a copy to Collateral Agent) of a written request therefor (which shall include the method for calculating such amount), Borrower shall promptly pay or cause to be paid to such Lender such additional amount or amounts as will compensate such Lender for such reduction.

(c)          A certificate as to any additional amounts payable pursuant to this Section 3.1 submitted by any Lender to Borrower (with a copy to Collateral Agent) shall be conclusive absent manifest error. In determining any such additional amounts, such Lender may use any method of averaging and attribution that it (in its commercially reasonable discretion) shall deem applicable. The obligations of Borrower pursuant to this Section 3.1 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

Section 3.2 Taxes.

(a)          All payments made by any Credit Party under any Loan Document shall be made free and clear of, and without deduction or withholding for or on account of any Taxes or Other Taxes. If any Taxes or Other Taxes are required to be deducted or withheld from any amounts payable to any Lender hereunder, the amounts so payable to such Lender shall be increased to the extent necessary to yield to such Lender (after deducting, withholding and payment of all Taxes and Other Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in the Loan Documents.

(b)          Whenever any Taxes or Other Taxes are required to be withheld and paid by a Credit Party, such Credit Party shall timely withhold and pay such taxes to the relevant Governmental Authorities. As promptly as possible thereafter, Borrower shall send to Collateral Agent for its own account or for the account of the relevant Lender, as the case may be, a certified copy of an original official receipt received by such Credit Party showing payment thereof or other evidence of payment reasonably acceptable to Collateral Agent or such Lender. If such Credit Party shall fail to pay any Taxes or Other Taxes when due to the appropriate Goves, interest or penalties that may become payable by Collateralrnmental Authority or fails to remit to Collateral Agent the required receipts or other required documentary evidence, such Credit Party and Borrower shall indemnify Collateral Agent and the appropriate Lenders on demand for any incremental taxes, interest or penalties that may become payable by Collateral Agent or such Lender as a result of any such failure.

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(c)          If any Lender shall be so indemnified by a Credit Party, such Lender shall use reasonable efforts to obtain the benefits of any refund, deduction or credit for any taxes or other amounts with respect to the amount paid by such Credit Party and shall reimburse such Credit Party to the extent, but only to the extent, that such Lender shall receive a refund with respect to the amount paid by such Credit Party or an effective net reduction in taxes or other governmental charges (including any taxes imposed on or measured by the total net income of such Lender) of the United States or any state or subdivision or any other Governmental Authority thereof by virtue of any such deduction or credit, after first giving effect to all other deductions and credits otherwise available to such Lender. If, at the time any audit of such Lender’s income tax return is completed, such Lender determines, based on such audit, that it shall not have been entitled to the full amount of any refund reimbursed to such Credit Party as aforesaid or that its net income taxes shall not have been reduced by a credit or deduction for the full amount reimbursed to such Credit Party as aforesaid, such Credit Party, upon request of such Lender, shall promptly pay to such Lender the amount so refunded to which such Lender shall not have been so entitled, or the amount by which the net income taxes of such Lender shall not have been so reduced, as the case maybe.

(d)          Each Lender that is not: (i) a citizen or resident of the United States of America; (ii) a corporation, partnership or other entity created or organized in or under the laws of the United States of America (or any jurisdiction thereof); or (iii) an estate or trust that is subject to federal income taxation regardless of the source of its income (any such Person, a “Non-U.S. Lender”) shall deliver to Borrower and Collateral Agent two copies of either U.S. Internal Revenue Service Form W-8BEN or Form W-8ECI, or, in the case of a Non-U.S. Lender claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest”, a statement with respect to such interest and a Form W-8BEN, or any subsequent versions thereof or successors thereto, properly completed and duly executed by such Non-U.S. Lender claiming complete exemption from, or a reduced rate of, U.S. federal withholding tax on all payments by Credit Parties under this Agreement and the other Loan Documents. Such forms shall be delivered by each Non-U.S. Lender on or before the date it becomes a party to this Agreement or such other Loan Document. In addition, each Non-U.S. Lender shall deliver such forms or appropriate replacements promptly upon the obsolescence or invalidity of any form previously delivered by such Non-U.S. Lender. Each Non-U.S. Lender shall promptly notify Borrower at any time it determines that such Lender is no longer in a position to provide any previously delivered certificate to Borrower (or any other form of certification adopted by the U.S. taxing authorities for such purpose). Notwithstanding any other provision of this subsection (d), a Non-U.S. Lender shall not be required to deliver any form pursuant to this subsection (d) that such Non-U.S. Lender is not legally able to deliver.

(e)          The agreements in this Section 3.2 shall survive the termination of the Loan Documents and the payment of the Loans and all other amounts payable hereunder.

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ARTICLE IV. CONDITIONS PRECEDENT

Section 4.1 Conditions to Each Credit Event. The obligation of the Lenders to participate in any Credit Event shall be conditioned, in the case of each Credit Event, upon the following:

(a)          all conditions precedent as listed in Section 4.2 hereof required to be satisfied prior to the first Credit Event shall have been satisfied prior to or as of the first Credit Event;

(b)          Borrower shall have submitted a Notice of Loan and otherwise complied with Section 2.7 hereof;

(c)          no Default or Event of Default shall then exist or immediately after such Credit Event would exist; and

(d)          each of the representations and warranties contained in Article VI hereof shall be true in all material respects as if made on and as of the date of such Credit Event, except to the extent that any thereof expressly relate to an earlier date.

Each request by Borrower for a Credit Event shall be deemed to be a representation and warranty by Borrower as of the date of such request as to the satisfaction of the conditions precedent specified in subsections (c) and (d) above.

Section 4.2 Conditions to the First Credit Event. Borrower shall cause the following conditions to be satisfied on or prior to the Closing Date. The obligation of the Lenders to participate in the first Credit Event is subject to Borrower satisfying each of the following conditions prior to or concurrently with such Credit Event:

(a)          Commencement of the Case. The Case of the Borrower shall have commenced on or before October 15, 2015.

(b)          Entry of Interim Order. The Case shall have commenced and the Bankruptcy Court shall have entered the Interim Order, such Interim Order shall be in full force and effect and shall not have been amended, modified, stayed or reversed.

(c)          Notes as Requested; Agreement. Borrower shall have executed and delivered to each Lender requesting a Term Note such Lender’s Term Note. Borrower and each Guarantor shall have executed and delivered to Collateral Agent this Agreement in sufficient counterparts for each Lender and Collateral Agent.

(d)          Security Agreements. Borrower and each Guarantor shall have executed and delivered to Collateral Agent a Security Agreement and such other documents or instruments, as may be required by Collateral Agent to create or perfect the Liens of Collateral Agent in the assets of Borrower and the Guarantors, all to be in form and substance satisfactory to Collateral Agent.

(e)          Officer’s Certificate, Resolutions, Organizational Documents. Borrower and each Guarantor shall have delivered to Collateral Agent an officer’s certificate certifying the names of the officers of Borrower/Guarantor (as applicable) authorized to sign the Loan Documents, together with the true signatures of such officers and certified copies of (i) the resolutions of the board of directors of Borrower/Guarantor evidencing approval of the execution and delivery of the Loan Documents and the execution of other Related Writings to which Borrower/Guarantor is a party, and (ii) the Organizational Documents of Borrower/Guarantor.

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(f)           Good Standing and Full Force and Effect Certificates. Borrower and each Guarantor shall have delivered to Collateral Agent a good standing certificate or full force and effect certificate, as the case may be, issued on or about the Closing Date by the Secretary of State in the state where Borrower and any Guarantor is incorporated or qualified to do business.

(g)          Closing Fee. Borrower shall have paid to Collateral Agent, for the benefit of the Lenders, the Commitment Fees set forth in Section 2.10(a) of this Agreement.

(h)          Insurance Certificate. Borrower shall have delivered to Collateral Agent evidence of insurance on ACORD 25 and 27 or 28 form, and otherwise satisfactory to Collateral Agent, of adequate real property, personal property and liability insurance of Borrower, with Collateral Agent, listed as mortgagee loss payee and additional insured. Each Guarantor shall have delivered to Collateral Agent evidence of insurance on ACORD 25 and 27 or 28 form, and otherwise satisfactory to Collateral Agent, of adequate real property, personal property and liability insurance of such Guarantor with Collateral Agent, listed as mortgagee loss payee and additional insured.

(i)          Initial Budget. Borrower shall have prepared and delivered to Collateral Agent and the Lender the initial Budget and Collateral Agent shall have approved the initial Budget, in its discretion.

(j)          Closing Certificate. Borrower shall have delivered to Collateral Agent an officer’s certificate certifying that, as of the Closing Date: (i) all conditions precedent set forth in this Article IV have been satisfied; (ii) no Default or Event of Default exists nor immediately after the first Credit Event will exist; and (iii) each of the representations and warranties contained in Article VI hereof are true and correct as of the Closing Date.

(k)          Collateral Matters.

(i)          Collateral Agent shall have received evidence that the completion of all recordings and filings necessary or, in the reasonable opinion of Collateral Agent, desirable to perfect and protect the security interests purported to be created by this Agreement and the other Security Documents have been taken;

(ii)         Collateral Agent shall have in its possession all of the Pledged Notes which shall be either endorsed in blank;

(iii)        Collateral Agent shall have received evidence that all other actions necessary or, in the reasonable opinion of Collateral Agent, desirable to perfect and protect the first priority Lien in the Collateral, subject only to Permitted Liens, have been taken, or arrangements therefor have been made on a basis satisfactory to Collateral Agent and shall be in place

(l)          First Day Orders. The Bankruptcy Court shall have entered the First Day Orders, in form and substance acceptable to Collateral Agent.

(m)          Prepetition Interest, Fees and Expenses. The Prepetition Lenders shall have received payment of all fees and expenses incurred and accrued and unpaid interest due and payable under the Prepetition Loan Documents to the extent authorized by the Bankruptcy Court or in any order entered by the Bankruptcy Court.

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(n)          Control Agreements. Collateral Agent shall have received Control Agreements with respect to each of the bank accounts listed on Schedule 6.19 hereto.

(o)          Plan and Timetable. Collateral Agent shall have received a specific plan and timetable for effecting the reorganization of the businesses and assets of the Borrower and Guarantors, in form and substance satisfactory to Collateral Agent and the Required Lenders, which shall include, without limitation, the following milestones:

(i)          Borrower shall file with the Bankruptcy Court, on or before December 15, 2015 at 5:00 p.m. (Eastern time), a plan disclosure statement for a plan of reorganization and a plan of reorganization;

(ii)         Borrower shall obtain from the Bankruptcy Court, on or before January 18, 2016 at 5:00 p.m. (Eastern time), a confirmation hearing to approve the proposed plan of reorganization;

(iii)        Borrower shall obtain, on or before January 22, 2016 at 5:00 p.m. (Eastern), an order from the Bankruptcy Court approving and confirming the proposed plan of reorganization; and

(iv)        The plan of reorganization effective date shall occur on or before January 31, 2016.

(p)          Miscellaneous. Borrower shall have provided to Collateral Agent and the Lenders such other items and shall have satisfied such other conditions as may be reasonably required by Collateral Agent or the Lenders.

ARTICLE V. COVENANTS

Section 5.1 Insurance. Borrower and any Guarantor shall at all times maintain insurance upon its Inventory, Equipment and other personal and real property in such form, written by such companies, in such amounts, for such periods, and against such risks as may be acceptable to Collateral Agent, in its commercially reasonable discretion, with provisions satisfactory to Collateral Agent for payment of all losses thereunder to Collateral Agent and Borrower and/or Guarantor as their interests may appear (loss payable endorsement in favor of Collateral Agent), and, if required by Collateral Agent, Borrower and any Guarantor shall deposit the policies with Collateral Agent. Any such policies of insurance shall provide for no fewer than thirty (30) days prior written notice of cancellation to Collateral Agent. Any sums received by Collateral Agent in payment of insurance losses, returns, or unearned premiums under the policies shall be applied as set forth in Section 2.12(c) hereof. Collateral Agent is hereby authorized to act as attorney-in-fact for Borrower and any Guarantor in obtaining, adjusting, settling and canceling such insurance and indorsing any drafts. In the event of failure to provide such insurance as herein provided, Collateral Agent may, at its option, provide such insurance and Borrower shall pay to Collateral Agent, upon demand, the cost thereof. Should Borrower fail to pay such sum to Collateral Agent upon demand, interest shall accrue thereon, from the date of demand until paid in full, at the Default Rate. Within ten (10) days of Collateral Agent’s written request, Borrower and/or any Guarantor shall furnish to Collateral Agent such information about the insurance of the Borrower and/or Guarantor as Collateral Agent may from time to time reasonably request, which information shall be prepared in form and detail reasonably satisfactory to Collateral Agent and certified by a Financial Officer.

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Section 5.2 Retention of Consultant; Commercial Financial Audits and Appraisals.

(a)          The Borrower agrees that any consultant retained by Collateral Agent’s counsel, McDonald Hopkins, LLC or any other Person (the “Consultant”), selected by McDonald Hopkins, LLC, as a consultant, may, among other things, make visits to, and discuss financial and operational matters with, Borrower and/or any Guarantor. Such Consultant shall not be limited in the frequency of visits to the facilities of Borrower and any Guarantor, subject to reasonable notice and accommodation of the operating needs of Borrower and such Guarantor. Borrower and any Guarantor shall cooperator with such Consultant and provide such Consultant with all information reasonably requested by such Consultant in connection with its engagement by McDonald Hopkins, LLC.

(b)          Upon the request of Collateral Agent, Borrower and any Guarantor will obtain and deliver to Collateral Agent, or, if Collateral Agent so elects, will cooperate with Collateral Agent in Collateral Agent’s obtaining, a report of an independent collateral auditor satisfactory to Collateral Agent (which collateral auditor may be affiliated with Collateral Agent) with respect to the Collateral. All such reports shall be conducted and made at the expense of Borrower.

(c)          Upon the request of Collateral Agent, Borrower and any Guarantor will obtain and deliver to Collateral Agent, or, if Collateral Agent so elects, will cooperate with Collateral Agent in Collateral Agent’s obtaining, a report of an appraiser or appraisers satisfactory to Collateral Agent (which appraiser or appraisers may be affiliated with Collateral Agent) with respect to the other assets of any Credit Party. All such appraisals shall be conducted and made at the expense of Borrower.

Section 5.3 Financial Statements and Information.

(a)         Monthly Financials. Borrower shall deliver to Collateral Agent, within thirty (30) days after the end of each calendar month a consolidated balance sheet of Borrower and any Guarantor as to the end of each such month and a statement of income (including a statement of revenues and expenses for each of Borrower’s and any Guarantor’s business segments and corporate charges) and cash flows for such month and for the period from the beginning of the fiscal year to the end of such month, prepared in accordance with GAAP, in form and detail satisfactory to Collateral Agent, certified by a Financial Officer, subject to audit, footnotes, and normal year-end adjustments, and accompanied by a Financial Officer’s certificate to the effect that there exits no Default or Event of Default, or if any Default or Event of Default exists, specifying the nature thereof, the period of existence thereof, and what action the Borrower proposes to take with respect thereto.

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(b)          Annual Audit Report. Borrower and each Guarantor shall deliver to Collateral Agent, within one hundred-twenty (120) days after the end of each fiscal year of such Borrower or Guarantor, (i) an annual audit report of Borrower/Guarantor, as applicable, for that year prepared in accordance with GAAP, in form and detail satisfactory to Collateral Agent and certified by an opinion of an independent public accountant satisfactory to Collateral Agent that shall not be qualified except with respect to uncertainties inherent in the Case resulting in substantial doubt about Borrower’s or any Guarantor’s ability to continue as a going concern, which report shall include balance sheets and statements of income (loss), stockholders’ equity and cash flows for that period, and (ii) unaudited schedules to the annual audit report prepared in accordance with GAAP, and in form and detail satisfactory to Collateral Agent.

(c)          Compliance Certificate. Borrower shall deliver to Collateral Agent, concurrently with the delivery of the financial statements set forth in subsections (a) and (b) above, a Compliance Certificate.

(d)          Management Report. Borrower shall deliver to Collateral Agent, concurrently with the delivery of the quarterly and annual financial statements set forth in subsections (a) and (b) above, a copy of any management report, letter or similar writing furnished to the Borrower by the accountants in respect of the Borrower’s systems, operations, financial condition or properties.

(e)          Reports; Filings in the Case. Borrower shall deliver to Collateral Agent concurrently with:

(i)          the filing thereof, copies of all pleadings, motions, applications, information and other papers and documents of any kind filed by or on behalf of the Debtors in the Case;

(ii)         the giving thereof, copies of all written reports given by or on behalf of the Debtors to any Statutory Committee; and

(iii)        the giving thereof, copies of all written reports, including without limitation, the monthly report of operations, to the United States Trustee.

(f)           pdated Budget. Before 5:00 p.m. (Eastern time) on Wednesday of each week, Borrower shall deliver to Collateral Agent (i) an updated Budget reflecting sales, receipts, disbursements and the amounts of Loans of Borrower for the immediately preceding calendar week and the following consecutive thirteen (13) calendar weeks, substantially in the form of Annex 1 hereto, which updated Budget shall be in form and substance satisfactory to Collateral Agent and (ii) before 5:00 p.m. (Eastern time) on Wednesday of each week, a report, certified by a Financial Officer, of the actual performance during the prior calendar week: (i) itemizing and cumulatively totaling all post-Filing Date receipts and disbursements of Borrower and any Guarantor for the previous calendar week (i.e. Sunday through Saturday) and actual Loans obtained under this Agreement; (ii) setting forth a comparison of the actual performance (including with respect to sales and collections) for such prior week against the forecast set forth in the Budget for such week; (iii) setting forth a comparison of the actual performance (including with respect to sales and collections) for the period beginning on the Filing Date through the previous calendar week against the cumulative forecast set forth in the Budget for such period; and (iv) itemizing expenses incurred but not paid (and the terms thereof) during the previous calendar week, which report shall be in form and substance satisfactory to Collateral Agent.

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(g)          Notice of Litigation. Promptly, and in any event within three (3) Business Days after Borrower obtains knowledge thereof, Borrower shall provide notice to Collateral Agent of the commencement of or any significant development in the Case or any other litigation or governmental proceeding pending against Borrower and/or any Guarantor which involves an amount in excess of $25,000, or would be reasonably likely to have a Material Adverse Effect.

(h)          Claims Against Collateral. Immediately upon becoming aware thereof, Borrower shall notify Collateral Agent of any notices in writing of any setoffs, claims, withholdings or other defenses to which any of the Collateral, or any of Collateral Agent’s or Lenders’ rights with respect to the Collateral, are subject.

Financial Information of Borrower. Borrower shall deliver to Collateral Agent, within five (5) days of the written request of Collateral Agent or any Lender, such other information about the financial condition, properties and operations of Borrower as Collateral Agent or such Lender may from time to time reasonably request, which information shall be submitted in form and detail reasonably satisfactory to Collateral Agent or such Lender and certified by a Financial Officer of the Borrower.

Section 5.4 Financial Records. Borrower and any Guarantor shall: (a) at all times maintain true and complete records and books of account, including, without limiting the generality of the foregoing, prepare authentic invoices for all of the Accounts and appropriate provisions for possible losses and liabilities, all in accordance with GAAP; (b) render to Collateral Agent, forthwith upon each request of Collateral Agent or any Lender, such financial statements of Borrower’s and/or Guarantor’s financial condition and operations, including but not limited to Borrower’s and/or Guarantor’s tax returns, and such reports of the Accounts, as Collateral Agent or any Lender may from time to time request; (c) give Collateral Agent prompt written notice whenever any Account Debtor shall become in default in any manner or assert any defense or offset and whenever any other event, omission, condition or thing having a material adverse effect on any Account shall occur or arise; (d) forward to Collateral Agent, upon request of Collateral Agent or any Lender, whenever made, (i) invoices, sales journals or other documents satisfactory to Collateral Agent or such Lender, as the case may be, that summarize the Accounts, certified by an officer of Borrower and/or Guarantor, (ii) within the time specified by Collateral Agent, an aging report of the Accounts then outstanding setting forth, in such form and detail and with such representations and warranties as Collateral Agent or such Lender may from time to time reasonably require, the unpaid balances of all invoices billed respectively during that period and during each of the three next preceding periods, and certified by an officer of Borrower and/or Guarantor, and (iii) with respect to the Inventory and any other Collateral, such reports and other documents that are satisfactory to Collateral Agent and the Lenders; and (e) at all reasonable times (during normal business hours and upon notice to Borrower and/or Guarantor, as applicable) permit Collateral Agent or any Lender, or any representative of Collateral Agent or such Lender, to examine Borrower’s and/or Guarantor’s books and records and to make excerpts therefrom and transcripts thereof.

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Section 5.5 Franchises; Change in Business.

(a)          Borrower and each Guarantor shall preserve and maintain at all times its existence, and its rights and franchises, if any, necessary for its business, except as otherwise permitted pursuant to Section 5.12 hereof

(b)          Borrower and each Guarantor shall not engage in any business if, as a result thereof, the general nature of the business of the Borrower or such Guarantor taken as a whole would be substantially changed from the general nature of the business the Borrower or such Guarantor is engaged in on the Closing Date.

Section 5.6 ERISA Pension and Benefit Plan Compliance. Borrower shall not incur any material accumulated funding deficiency within the meaning of ERISA, or any material liability to the PBGC, established thereunder in connection with any ERISA Plan. Borrower shall furnish to the Collateral Agent (a) as soon as possible and in any event within thirty (30) days after Borrower knows or has reason to know that any Reportable Event with respect to any ERISA Plan has occurred, a statement of a Financial Officer of Borrower setting forth details as to such Reportable Event and the action that Borrower proposes to take with respect thereto, together with a copy of the notice of such Reportable Event given to the PBGC if a copy of such notice is available to Borrower, and (b) promptly after receipt thereof a copy of any notice Borrower, or any member of a Controlled Group may receive from the PBGC or the Internal Revenue Service with respect to any ERISA Plan administered by Borrower; provided that this latter clause shall not apply to notices of general application promulgated by the PBGC or the Internal Revenue Service. Borrower shall promptly notify Collateral Agent of any material taxes assessed, proposed to be assessed or that Borrower has reason to believe may be assessed against Borrower by the Internal Revenue Service with respect to any ERISA Plan. As used in this Section 5.6 “material” means the measure of a matter of significance that shall be determined as being an amount equal to five percent (5%) of Net Worth. As soon as practicable, and in any event within twenty (20) days, after Borrower shall become aware that an ERISA Event shall have occurred, Borrower shall provide Collateral Agent with notice of such ERISA Event with a certificate by a Financial Officer of Borrower setting forth the details of the event and the action Borrower or another Controlled Group member proposes to take with respect thereto. Borrower shall, at the request of Collateral Agent, deliver or cause to be delivered to Collateral Agent true and correct copies of any documents relating to the ERISA Plan of Borrower.

Section 5.7 [Reserved]

Section 5.8 Borrowing. Borrower shall not create, incur or have outstanding any Indebtedness of any kind; provided that this Section 5.8 shall not apply to the following:

(a)          the Loans and any other Indebtedness under this Agreement; and

(b)          Indebtedness existing as of the Filing Date (“Existing Indebtedness”), without giving effect to any subsequent extension, renewal or refinancing thereof

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Section 5.9 Liens. Borrower and each Guarantor shall not create, assume or suffer to exist (upon the happening of a contingency or otherwise) any Lien upon any of its property or assets, whether now owned or hereafter acquired; provided that this Section 5.9 shall not apply to the following (each, a “Permitted Lien”):

(a)          Liens for taxes not yet due or that are being actively contested in good faith by appropriate proceedings and for which adequate reserves shall have been established in accordance with GAAP;

(b)          other statutory Liens or Liens of carriers, customs brokers and warehousemen or shippers incidental to the conduct of its business or the ownership of its property and assets that (i) were not incurred in connection with the borrowing of money or the obtaining of advances or credit, and (ii) do not in the aggregate materially detract from the value of its property or assets or materially impair the use thereof in the operation of its business;

(c)          Liens on property or assets of a Subsidiary, if any, to secure obligations of such Subsidiary to a Credit Party in existence on the Filing Date;

(d)          any Lien granted to Collateral Agent or any Lender pursuant to this Agreement, the other Loan Documents or the Orders;

(e)          the Prepetition Liens and the Other Prepetition Liens; or

(f)          easements or other minor defects or irregularities in title of real property not interfering in any material respect with the use of such property in the business of Borrower or any Guarantor.

Borrower and any Guarantor shall not enter into any contract or agreement (other than a contract or agreement entered into in connection with the purchase or lease of fixed assets that prohibits Liens on such fixed assets) that would prohibit Collateral Agent or the Lenders from acquiring a security interest, mortgage or other Lien on, or a collateral assignment of, any of the property or assets of Borrower and/or any Guarantor.

Nothing contained in this Section 5.9 subordinates the Liens in favor of Collateral Agent or the Lenders under the Loan Documents to any Permitted Lien that is not valid, perfected and entitled to priority over Collateral Agent’s or the Lenders’ Liens under applicable law or that is avoidable under the Bankruptcy Code.

Section 5.10 Regulations T, U and X. Borrower shall not take any action that would result in any non-compliance of the Loans or Letters of Credit with Regulations T, U or X, or any other applicable regulation, of the Board of Governors of the Federal Reserve System.

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Section 5.11 Investments, Loans and Guaranties. Borrower shall not: (a) create, acquire or hold any Subsidiary; (b) make or hold any investment in any stocks, bonds or securities of any kind; (c) be or become a party to any joint venture or other partnership; (d) make or keep outstanding any advance or loan to any Person; or (e) be or become a Guarantor of any kind (other than a Guarantor of Payment under the Prepetition Loan Documents); provided that this Section 5.11 shall not apply to the following:

(i)          any endorsement of a check or other medium of payment for deposit or collection through normal banking channels or similar transaction in the normal course of business; or

(ii)         any investment in direct obligations of the United States of America or in certificates of deposit issued by a member bank (having capital resources in excess of One Hundred Million Dollars ($100,000,000)) of the Federal Reserve System.

For purposes of this Section 5.11, the amount of any investment in equity interests shall be based upon the initial amount invested and shall not include any appreciation in value or return on such investment but shall take into account repayments, redemptions and return of capital.

Section 5.12 Merger and Sale of Assets. Borrower and/or any Guarantor shall not merge, amalgamate or consolidate with any other Person, or sell, lease or transfer or otherwise dispose of any assets to any Person other than in the ordinary course of business consistent with past practices or as agreed by Collateral Agent and the Required Lenders.

Section 5.13 Acquisitions. No Company shall effect an Acquisition without the prior written consent of the Required Lenders.

Section 5.14 Notice.

(a)          Borrower shall cause a Financial Officer of Borrower to promptly notify Collateral Agent and the Lenders, in writing, whenever a Default or Event of Default may occur hereunder or any representation or warranty made in Article VI hereof or elsewhere in this Agreement or in any Related Writing may for any reason cease in any material respect to be true and complete.

(b)          Promptly upon becoming aware thereof, Borrower will give Collateral Agent and the Lenders written notice about any condition or event that Borrower determines has or is reasonably likely to have a Material Adverse Effect.

(c)          Borrower shall give Collateral Agent prompt written notice if the Internal Revenue Service shall allege the nonpayment or underpayment of any tax by Borrower or threaten to make any assessment in respect thereof.

Section 5.15 Restricted Payments. Borrower shall not make or commit itself to make any Restricted Payment.

Section 5.16 Environmental Compliance. Borrower and/or any Guarantor shall comply in all material respects with any and all Environmental Laws including, without limitation, all Environmental Laws in jurisdictions in which Borrower and/or Guarantor owns or operates a facility or site, arranges for disposal or treatment of hazardous substances, solid waste or other wastes, accepts for transport any hazardous substances, solid waste or other wastes or holds any interest in real property or otherwise. Borrower shall furnish to Collateral Agent and the Lenders, promptly after receipt thereof, a copy of any notice Borrower or any Guarantor may receive from any Governmental Authority or private Person or otherwise that any material litigation or proceeding pertaining to any environmental, health or safety matter has been filed or is threatened against Borrower or any Guarantor, any real property in which Borrower or a Guarantor holds any interest or any past or present operation of Borrower or any Guarantor. Borrower and/or any Guarantor shall not allow the release or disposal of hazardous waste, solid waste or other wastes on, under or to any real property in which Borrower and/or any Guarantor holds any ownership interest or performs any of its operations, in violation of any Environmental Law. As used in this Section 5.16, “litigation or proceeding” means any demand, claim, notice, suit, suit in equity action, administrative action, investigation or inquiry whether brought by any Governmental Authority or private Person or otherwise. Borrower and any Guarantor shall defend, indemnify and hold Collateral Agent and the Lenders harmless against all costs, expenses, claims, damages, penalties and liabilities of every kind or nature whatsoever (including attorneys’ fees) arising out of or resulting from the noncompliance of Borrower and/or any Guarantor with any Environmental Law. Such indemnification shall survive any termination of this Agreement.

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Section 5.17 Affiliate Transactions. Borrower shall, directly or indirectly, enter into or permit to exist any transaction (including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate (other than a Credit Party) on terms that shall be less favorable to Borrower than those that might be obtained at the time in a transaction with a non-Affiliate.

Section 5.18 Use of Proceeds.

(a)          Use of Proceeds. The proceeds of all Term Loans may be used for the general corporate and working capital purposes of Borrower and Guarantors solely in accordance with the then current Budget.

(b)          Other Uses. Notwithstanding anything to the contrary contained in this Agreement, none of the: (i) Carve Out; (ii) prepetition or postpetition collateral proceeds; or (iii) proceeds of the Term Loans shall be used to object to or challenge in any way, any claims, Liens or cash collateral held by or on behalf of the Prepetition Lenders; provided that the above identified amounts may be used by the Creditors’ Committee to investigate (X) the validity, enforceability, perfection or priority of the Prepetition Liens and the Prepetition Collateral securing the Prepetition Obligations or (Y) the validity, priority, status or amount of the Prepetition Obligations, in each case within the time period established by the Bankruptcy Court and set forth in the Final Order; provided, further, however, that the aggregate amount of such expenses incurred by the Creditors’ Committee for any such investigation herein shall not exceed Ten Thousand Dollars ($10,000). Nothing in this Agreement shall prevent Collateral Agent or any Lender from objecting to any fees and expenses in the Case.

Section 5.19 Corporate Names and Locations of Collateral. Borrower and each Guarantor shall not change its corporate name, unless, in each case, Borrower shall provide Collateral Agent and the Lenders with at least thirty (30) days prior written notice thereof. Borrower shall promptly notify Collateral Agent of: (a) any change in any location where Borrower’s and/or any Guarantor’s Inventory or Equipment is maintained, and any new locations where Borrower’s and/or any Guarantor’s Inventory or Equipment is to be maintained; (b) any change in the location of the office where Borrower’s and/or any Guarantor’s records pertaining to its Accounts are kept; (c) the location of any new places of business and the changing or closing of any of its existing places of business; and (d) any change in Borrower’s and/or any Guarantor’s chief executive office. In the event of any of the foregoing or if deemed appropriate by Collateral Agent, Agent is hereby authorized to file new U.C.C. Financing Statements describing the Collateral and otherwise in form and substance sufficient for recordation wherever necessary or appropriate, as determined in Collateral Agent’s sole discretion, to perfect or continue perfected the security interest of Collateral Agent in the Collateral. Borrower shall pay all filing and recording fees and taxes in connection with the filing or recordation of such U.C.C. Financing Statements and shall promptly reimburse Collateral Agent therefor if Collateral Agent pays the same. Such amounts shall be Related Expenses hereunder.

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Section 5.20 Limitation on Creation of Subsidiary. Borrower and/or any Guarantor shall not establish, create or acquire any new or additional Subsidiaries.

Section 5.21 Property Acquired Subsequent to the Closing Date and Right to Take Additional Collateral. Borrower shall provide Collateral Agent with prompt written notice with respect to any real or personal property (other than Accounts, Inventory, Equipment and General Intangibles and other property acquired in the ordinary course of business) acquired by Borrower and/or any Guarantor subsequent to the Closing Date. In addition to any other right Collateral Agent and the Lenders may have pursuant to this Agreement or otherwise, upon written request of Collateral Agent, whenever made, Borrower and/or such Guarantor shall grant to Collateral Agent as additional security for the Secured Obligations, a first Lien on any real or personal property of Borrower and/or any Guarantor (other than for leased Equipment or Equipment subject to a purchase money security interest in which the lessor or purchase money lender with respect to such Equipment holds a first priority security interest, in which case, Collateral Agent shall have the right to obtain a security interest junior only to such owner), including, without limitation, such property acquired subsequent to the Closing Date, in which Collateral Agent does not have a first priority Lien. Borrower and each Guarantor agrees, within ten (10) days after the date of such written request, to secure all of such Indebtedness by delivering to Collateral Agent security agreements, mortgages (or deeds of trust, if applicable) or other documents, instruments or agreements or such thereof as Collateral Agent may require. Borrower shall pay all recordation, legal and other expenses in connection therewith.

Section 5.22 [Reserved]

Section 5.23 Amendment of Organizational Documents; Prepetition Obligations. Without the prior written consent of Collateral Agent, Borrower and/or any Guarantor shall not amend its Organizational Documents. Borrower and/or any Guarantor shall not amend, modify or change in any manner any agreement relating to any Prepetition Obligation, without the prior written consent of Collateral Agent.

Section 5.24 Collateral. Borrower and Guarantors shall:

(a)          at all reasonable times allow Collateral Agent or any Lender by or through any of its officers, agents, employees, attorneys, or accountants to: (i) examine, inspect, and make extracts from the Borrower’s and/or any Guarantor’s books and other records, including, without limitation, the tax returns of Borrower and/or any Guarantor; (ii) arrange for verification of Borrower’s and/or any Guarantor’s Accounts, under reasonable procedures, directly with Account Debtors or by other methods; and (iii) examine and inspect Borrower’s and/or any Guarantor’s Inventory and Equipment, wherever located;

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(b)          promptly furnish to Collateral Agent or any Lender upon request (i) additional statements and information with respect to the Collateral, and all writings and information relating to or evidencing any of Borrower’s and/or any Guarantor’s Accounts (including, without limitation, computer printouts or typewritten reports listing the mailing addresses of all present Account Debtors), and (ii) any other writings and information as Collateral Agent or such Lender may reasonably request;

(c)          notify Collateral Agent in writing promptly upon the creation of any Accounts with respect to which the Account Debtor is the United States of America or any other Governmental Authority, or any foreign government or instrumentality thereof or any business that is located in a foreign country;

(d)          notify Collateral Agent in writing whenever a material amount of the Inventory of Borrower and/or any Guarantor is located at a location of a third party (other than a Company) that is not listed on Schedule 6.9 hereto and cause to be executed any bailee’s waiver, processor’s waiver or similar document or notice that may be required by Collateral Agent or the Lenders;

(e)          immediately notify Collateral Agent and the Lenders in writing of any information that Borrower and/or any Guarantor has or may receive with respect to the Collateral that might in any manner materially and adversely affect the value of the Collateral (taken as a whole) or the rights of Collateral Agent or the Lenders with respect thereto;

(f)          maintain Borrower’s and/or any Guarantor’s equipment in good operating condition and repair, ordinary wear and tear excepted, making all necessary replacements thereof so that the value and operating efficiency thereof shall at all times be maintained and preserved;

(g)          deliver to Collateral Agent to hold as security for the Secured Obligations, within ten Business Days upon the written request of Collateral Agent, all certificated investment property owned by a Credit Party, in suitable form for transfer by delivery, or accompanied by duly executed instruments of transfer or assignment in blank, all in form and substance reasonably satisfactory to Collateral Agent, or in the event such investment property is in the possession of a securities intermediary or credited to a securities account, execute with the related securities intermediary an investment property control agreement over such securities account in favor of Collateral Agent, in form and substance reasonably satisfactory to Collateral Agent; and

(h)          upon request of Collateral Agent, promptly take such action and promptly make, execute, and deliver all such additional and further items, deeds, assurances, instruments and any other writings as Collateral Agent may from time to time deem necessary or appropriate, require, including, without limitation, chattel paper, to carry into effect the intention of this Agreement, or so as to completely vest in and ensure to Collateral Agent and the Lenders their respective rights hereunder and in or to the Collateral and the Real Property.

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Borrower and/or any Guarantor hereby authorizes Collateral Agent to file U.C.C. Financing Statements with respect to the Collateral. If certificates of title or applications for title are issued or outstanding with respect to any of the Inventory or Equipment of Borrower and/or any Guarantor, Borrower and/or any Guarantor shall, upon request of Collateral Agent, (i) execute and deliver to Collateral Agent a short form security agreement, in form and substance reasonably satisfactory to Collateral Agent, and (ii) deliver such certificate or application to Collateral Agent and cause the interest of Collateral Agent to be properly noted thereon. Borrower and/or any Guarantor hereby authorizes Collateral Agent, or its respective designated agents (but without obligation by Collateral Agent to do so), to incur Related Expenses (whether prior to, upon, or subsequent to any Default or Event of Default), and Borrower shall promptly repay, reimburse, and indemnify Collateral Agent for any and all Related Expenses. If Borrower and/or any Guarantor fails to keep and maintain its Equipment in good operating condition, ordinary wear and tear excepted, Collateral Agent may (but shall not be required to) so maintain or repair all or any part of Borrower’s and/or any Guarantor Equipment and the cost thereof shall be a Related Expense. All Related Expenses are payable to Collateral Agent, as applicable, upon demand therefor; Collateral Agent may, at its option, debit Related Expenses directly to any deposit account of Borrower located at Collateral Agent.

Section 5.25 Further Assurances. Borrower and/or any Guarantor shall, promptly upon request by Collateral Agent, or the Required Lenders through Collateral Agent, (a) correct any material defect or error that may be discovered in any Loan Document or in the execution, acknowledgment, filing or recordation thereof, (b) provide title insurance, appraisals, environmental reports and other due diligence with respect to the real estate as may be required by Collateral Agent, and (c) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as Collateral Agent, or the Required Lenders through Collateral Agent, may reasonably require from time to time in order to carry out more effectively the purposes of the Loan Documents.

Section 5.26 Communications with Professionals. Borrower and/or any Guarantor authorizes Collateral Agent, Consultant or any of Collateral Agent’s representatives and counsel to communicate directly with Borrower’s and/or any Guarantor’s professionals, including, without limitation, the Borrower’s and/or any Guarantor’s counsel and other professionals retained by the Borrower and/or any Guarantor, and further authorizes such professionals to disclose to Collateral Agent, Consultant, or Collateral Agent’s representatives and counsel, as the case may be, such information as may be reasonably requested by any such Person with respect to the business, financial condition or other affairs of Borrower and/or any Guarantor; provided that Borrower’s and/or any Guarantor’s professionals shall not be required to disclose privileged or confidential information to the extent that disclosure cannot be made without compromising such information’s privileged or confidential status.

Section 5.27 Executory Contracts. Prior to the Debtors rejecting any contract or making any motion to reject any contract, Borrower and/or any Guarantor shall notify Collateral Agent in writing of the Debtors’ reasons why such rejection will be in the best interests of the Debtors and will not have a Material Adverse Effect on Borrower and/or any Guarantor.

Section 5.28 Limitation on Creation of Bank Accounts. [Reserved.]

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Section 5.29 Bankruptcy Case. Borrower and/or any Guarantor will not: (a) seek, consent or suffer to exist any modification, stay, vacation or amendment to the Orders, unless Collateral Agent has consented to such modification, stay, vacation or amendment in writing; (b) seek or consent to nor shall the Bankruptcy Court have permitted a priority claim for any administrative expense or unsecured claim against the Debtors (now existing or hereafter arising of any kind or nature whatsoever, including without limitation any administrative expense of the kind specified in Sections 503(b), 506(c), 507(a), 507(b), 1113 and 1114 of the Bankruptcy Code) equal or superior to the priority claim of Collateral Agent and the Lenders in respect of the Obligations, except for the Carve Out; or (c) seek, consent or suffer to exist any Lien on any Collateral, having a priority equal or superior to the Lien in favor of Collateral Agent or the Lenders in respect of the Obligations, or equal or superior to the Prepetition Liens in favor of the Prepetition Lender, except for the Carve Out and Permitted Liens.

Section 5.30 Cash Management Arrangements; Depositary Arrangements. Borrower and/or any Guarantor shall:

(a)          Maintain in place cash management arrangements in form and substance reasonably satisfactory to Collateral Agent. Without limiting the generality of the foregoing, the parties agree that:

(i)          all cash and cash equivalents held by Borrower and/or any Guarantor and all proceeds of receivables and other accounts, chattel paper, general intangibles, instruments and other payment rights for which Borrower and/or any Guarantor is an obligee shall be deposited into bank accounts of Borrower subject to any of the Control Agreements; and

(ii)         except for Excluded Cash, all cash and cash equivalents held by Borrower and/or any Guarantor and all such proceeds of receivables and other accounts, chattel paper, general intangibles, instruments and other payment rights shall, on each Business Day or such other frequency as may be agreed to by Collateral Agent, be transferred to the bank accounts of Borrower for application to the Prepetition Obligations or the Obligations pursuant to the provisions hereof.

(b)          In the event that Borrower and/or any Guarantor receives any cash, checks or other cash proceeds of Collateral, other than Excluded Cash, promptly upon receipt thereof, in the identical form received (except for any endorsements thereon which may be required by Collateral Agent), cause such cash, checks and cash proceeds to be paid directly into the bank accounts of Borrower subject to a Control Agreement.

(c)          Except to the extent that Borrower and/or any Guarantor shall be required to make payments to Collateral Agent or any other Person pursuant to the telins of this Agreement or the other Loan Documents, and subject to the rights and remedies that may from time to time be available to Collateral Agent and the Lenders upon the occurrence of an Event of Default, Borrower and/or any Guarantor may use funds in the bank accounts of Borrower for the disbursements set forth in the Budget, subject in any case to the terms and conditions of this Agreement and the other Loan Documents.

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Section 5.31 Severance Payments. Borrower and/or any Guarantor shall make no Severance Payments except as otherwise consented to in writing by Collateral Agent.

Section 5.32 Maximum Disbursements. Borrower shall not, during any Testing Period (or portion thereof), make or become obligated to make cash disbursements in an aggregate amount exceeding one hundred and ten percent (110%) of the amount of cash disbursements projected for such Testing Period (or portion thereof) as set forth in the Budget in effect during such Testing Period.

Section 5.33 Minimum Sales. Borrower shall fail, during any Testing Period (or portion thereof), to have sales in an aggregate amount of less than 85% of the amount of sales projected for such Testing Period (or portion thereof) as set forth in the Budget then in effect for such Testing Period.

ARTICLE VI. REPRESENTATIONS AND WARRANTIES

Section 6.1 Corporate Existence; Subsidiaries; Foreign Qualification. Borrower is duly organized, validly existing and in good standing under the laws of its state or jurisdiction of incorporation or organization, and is duly qualified and authorized to do business and is in good standing as a foreign entity in the jurisdictions set forth opposite its name on Schedule 6.1 hereto, which are all of the states or jurisdictions where the character of its property or its business activities makes such qualification necessary, except where a failure to so qualify would not reasonably be expected to have a Material Adverse Effect. Schedule 6.1 hereto sets forth, as of the Closing Date, each Subsidiary of Borrower, if any (and whether such Subsidiary is a Dormant Subsidiary) and each Person that is an owner of Borrower’s stock, its state of formation, and its relationship to Borrower, including the percentage of equity owned by a company, each Person that owns the stock or other equity interest of Borrower, the location of its chief executive office and its principal place of business. Each Guarantor is duly organized, validly existing and in good standing under the laws of its state or jurisdiction of incorporation or organization, and is duly qualified and authorized to do business and is in good standing as a foreign entity in the jurisdictions set forth opposite its name on Schedule 6.1 hereto, which are all of the states or jurisdictions where the character of its property or its business activities makes such qualification necessary, except where a failure to so qualify would not reasonably be expected to have a Material Adverse Effect.

Section 6.2 Corporate Authority. Borrower and each Guarantor has the right and power and is duly authorized and empowered to enter into, execute and deliver the Loan Documents to which it is a party and to perform and observe the provisions of the Loan Documents. The Loan Documents to which each Credit Party is a party have been duly authorized and approved by such Credit Party’s board of directors or other governing body, as applicable, and are the valid and binding obligations of such Credit Party, enforceable against such Credit Party in accordance with their respective terms and the Orders. The execution, delivery and performance of the Loan Documents do not conflict with, result in a breach in any of the provisions of, constitute a default under, or result in the creation of a Lien (other than Liens permitted under Section 5.9 hereof) upon any assets or property of any Credit Party under the provisions of, such Credit Party’s Organizational Documents or any material agreement entered into after the Filing Date to which a Credit Party is a party.

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Section 6.3 Compliance with Laws and Contracts. Borrower and each Guarantor:

(a)          holds permits, certificates, licenses, orders, registrations, franchises, authorizations, and other approvals from any Governmental Authority necessary for the conduct of its business and is in material compliance with all applicable laws relating thereto;

(b)          is in material compliance with all federal, state, local, or foreign applicable statutes, rules, regulations, and orders including, without limitation, those relating to environmental protection, occupational safety and health, and equal employment practices;

(c)          has ensured that no Person who owns a controlling interest in or otherwise controls Borrower is (i) listed on the Specially Designated Nationals and Blocked Person List maintained by the Office of Foreign Assets Control (“OFAC”), Department of the Treasury, or any other similar lists maintained by OFAC pursuant to any authorizing statute, executive order or regulation, or (ii) a Person designated under Section 1(b), (c) or (d) of Executive Order No. 13224 (September 23, 2001), any related enabling legislation or any other similar executive orders;

(d)          is in material compliance with all applicable Bank Secrecy Act (“BSA”) and anti-money laundering laws and regulations; and

(e)          is in compliance, in all material respects, with the Patriot Act.

Section 6.4 Litigation and Administrative Proceedings. Except as disclosed on Schedule 6.4 hereto and the Case, on the Closing Date there are: (a) no lawsuits, actions, investigations, or other proceedings pending or, to the best knowledge of Borrower and/or any Guarantor, threatened against Borrower and/or any Guarantor, or in respect of which Borrower and/or any Guarantor may have any liability, in any court or before any Governmental Authority, arbitration board, or other tribunal; (b) no orders, writs, injunctions, judgments, or decrees of any court or Governmental Authority to which Borrower and/or any Guarantor is a party or by which the property or assets of Borrower and/or any Guarantor are bound, except with respect to the Case; and (c) no grievances, disputes, or controversies outstanding with any union or other organization of the employees of Borrower and/or any Guarantor, or threats of work stoppage, strike, or pending demands for collective bargaining.

Section 6.5 Title to Assets. Except as set forth on Schedule 6.5 hereto, Borrower and/or any Guarantor has good title to and ownership of all material property it purports to own, which property is free and clear of all Liens, except for Permitted Liens. As of the Closing Date, Borrower and/or any Guarantor owns the real property listed on Schedule 6.5 hereto.

Section 6.6 Liens and Security Interests. Upon the entry of the Final Order, except for Permitted Liens: (a) there is and will be no U.C.C. Financing Statement or similar notice of Lien outstanding covering any personal property of Borrower and/or any Guarantor; (b) there is and will be no mortgage outstanding covering any real property of Borrower and/or any Guarantor; and (c) no real or personal property of Borrower and/or any Guarantor is subject to any Lien of any kind. The Collateral and the Collateral Agent’s rights with respect to the Collateral are not subject to any set off, claims, withholding or other defenses other than those arising in the ordinary course of business consistent with past practices.

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Section 6.7 Tax Returns. All federal, state and local tax returns and other reports required by law to be filed in respect of the income, business, properties and employees of Borrower and/or any Guarantor have been filed (or extended as permitted by applicable law) and except as related to Borrower’s and/or any Guarantor’s failure to fund its ERISA Plan obligations to the minimum levels required by law, all taxes, assessments, fees and other governmental charges that are due and payable have been paid, except as otherwise permitted herein. The provision for taxes on the books of Borrower and/or any Guarantor is adequate for all years not closed by applicable statutes and for the current fiscal year.

Section 6.8 Environmental Laws. Borrower and/or any Guarantor is in material compliance with all Environmental Laws, including, without limitation, all Environmental Laws in all jurisdictions in which Borrower and/or any Guarantor owns or operates, or has owned or operated, a facility or site, arranges or has arranged for disposal or treatment of hazardous substances, solid waste or other wastes, accepts or has accepted for transport any hazardous substances, solid waste or other wastes or holds or has held any interest in real property or otherwise. No litigation or proceeding arising under, relating to or in connection with any Environmental Law is pending or, to the best knowledge of Borrower and/or any Guarantor threatened, against Borrower and/or any Guarantor, any real property in which Borrower and/or any Guarantor holds or has held an interest or any past or present operation of Borrower and/or any Guarantor. No release, threatened release or disposal of hazardous waste, solid waste or other wastes is occurring, or has occurred (other than those that are currently being remediated in accordance with Environmental Laws), on, under or to any real property in which Borrower and/or any Guarantor holds any interest or performs any of its operations, in violation of any Environmental Law. As used in this Section 6.8, “litigation or proceeding” means any demand, claim, notice, suit, suit in equity, action, administrative action, investigation or inquiry whether brought by any Governmental Authority or private Person, or otherwise.

Section 6.9 Locations. As of the Closing Date, Borrower and any Guarantor has places of business or maintains its Accounts, Inventory and Equipment at the locations (including third party locations) set forth on Schedule 6.9 hereto, and Borrower’s and any Guarantor’s chief executive office is set forth on Schedule 6.9 hereto. Schedule 6.9 further specifies whether each location, as of the Closing Date, (a) is owned by Borrower and/or any Guarantor, or (b) is leased by Borrower and/or any Guarantor from a third party, and, if leased by Borrower and/or any Guarantor from a third party, if a Landlord’s Waiver has been requested. As of the Closing Date, Schedule 6.9 correctly identifies the name and address of each third party location where assets of Borrower and any Guarantor are located.

Section 6.10 Continued Business. There exists no actual, pending, or, to Borrower’s and/or any Guarantor’s knowledge, any threatened termination, cancellation or limitation of, or any modification or change in the business relationship of Borrower and/or any Guarantor and any customer or supplier, or any group of customers or suppliers, whose purchases or supplies, individually or in the aggregate, are material to the business of Borrower and/or any Guarantor, and other than the filing of the Case, there exists no present condition or state of facts or circumstances that would have a Material Adverse Effect or prevent Borrower and/or any Guarantor from conducting such business or the transactions contemplated by this Agreement in substantially the same manner in which it was previously conducted.

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Section 6.11 Employee Benefits Plans. Schedule 6.11 hereto identifies each ERISA Plan as of the Closing Date. No ERISA Event has occurred or is expected to occur with respect to an ERISA Plan. Full payment has been made of all amounts that a Controlled Group member is required, under applicable law or under the governing documents, to have paid as a contribution to or a benefit under each ERISA Plan. The liability of each Controlled Group member with respect to each ERISA Plan has been fully funded based upon reasonable and proper actuarial assumptions, has been fully insured, or has been fully reserved for on its financial statements. No changes have occurred or are expected to occur that would cause a material increase in the cost of providing benefits under the ERISA Plan. With respect to each ERISA Plan that is intended to be qualified under Code Section 401(a): (a) the ERISA Plan and any associated trust operationally comply with the applicable requirements of Code Section 401(a); (b) the ERISA Plan and any associated trust have been amended to comply with all such requirements as currently in effect, other than those requirements for which a retroactive amendment can be made within the “remedial amendment period” available under Code Section 401(b) (as extended under Treasury Regulations and other Treasury pronouncements upon which taxpayers may rely); (c) the ERISA Plan and any associated trust have received a favorable determination letter from the Internal Revenue Service stating that the ERISA Plan qualifies under Code Section 401(a), that the associated trust qualifies under Code Section 501(a) and, if applicable, that any cash or deferred arrangement under the ERISA Plan qualifies under Code Section 401(k), unless the ERISA Plan was first adopted at a time for which the above-described “remedial amendment period” has not yet expired; (d) the ERISA Plan currently satisfies the requirements of Code Section 410(b), subject to any retroactive amendment that may be made within the above-described “remedial amendment period”; and (e) no contribution made to the ERISA Plan is subject to an excise tax under Code Section 4972. With respect to any Pension Plan, the “accumulated benefit obligation” of Controlled Group members with respect to the Pension Plan (as determined in accordance with Statement of Accounting Standards No. 87, “Employers’ Accounting for Pensions”) does not exceed the fair market value of Pension Plan assets.

Section 6.12 Consents or Approvals. Except for the entry of the Orders, no consent, approval or authorization of, or filing, registration or qualification with, any Governmental Authority or any other Person is required to be obtained or completed by Borrower and/or any Guarantor in connection with the execution, delivery or performance of any of the Loan Documents, that has not already been obtained or completed.

Section 6.13 [Reserved]

Section 6.14 Budget. Borrower has delivered to Collateral Agent the initial Budget, covering the thirteen (13) week period commencing with the week during which the Closing Date occurred. The Budget has been prepared in good faith based upon assumptions which Borrower and/or any Guarantor believes to be reasonable assumptions. To the knowledge of Borrower and/or any Guarantor, no facts exist that (individually or in the aggregate) would result in any material change to the Budget.

Section 6.15 Regulations. Borrower and/or any Guarantor is not engaged principally or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any “margin stock” (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System of the United States of America). Neither the granting of any Loan nor the use of the proceeds of any Loan will violate, or be inconsistent with, the provisions of Regulation T, U or X or any other Regulation of such Board of Governors.

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Section 6.16 Material Agreements. Except as disclosed on Schedule 6.16 hereto, as of the Closing Date, Borrower and/or any Guarantor is not a party to any: (a) debt instrument (excluding the Loan Documents); (b) lease (capital, operating or otherwise), whether as lessee or lessor thereunder; (c) contract, commitment, agreement, or other arrangement involving the purchase or sale of any inventory by it, or the license of any right to or by it; (d) contract, commitment, agreement, or other arrangement with any of its “Affiliates” (as such term is defined in the Securities Exchange Act of 1934, as amended); (e) management or employment contract or contract for personal services, with any of its Affiliates that is not otherwise terminable at will or on less than ninety (90) days’ notice without liability; (f) collective bargaining agreement; or (g) other contract, agreement, understanding, or arrangement with a third party that, as to subsections (a) through (g), above, if violated, breached, or terminated for any reason, would have or would be reasonably expected to have a Material Adverse Effect.

Section 6.17 Intellectual Property. Borrower and/or any Guarantor owns, possesses or has the right to use all of the material patents, patent applications, industrial designs, designs, trademarks, service marks, copyrights and licenses, and rights with respect to the foregoing necessary for the conduct of its business without any known conflict with the rights of others. Except as set forth on Schedule 6.17 hereto, Borrower and/or any Guarantor does not own any intellectual property, including, without limitation, any patents, patent applications, trademarks, service marks, copyrights, licenses, and rights with respect to the foregoing.

Section 6.18 Insurance. Borrower and/or any Guarantor maintains with financially sound and reputable insurers insurance with coverage and limits as required by law and as is customary with Persons engaged in the same businesses as Borrower and/or any Guarantor. Schedule 6.18 hereto sets forth all insurance carried by Borrower and/or any Guarantor on the Closing Date, setting forth in detail the amount and type of such insurance and the current expiration date of each insurance policy.

Section 6.19 Deposit Accounts. Schedule 6.19 hereto lists all banks and other financial institutions at which Borrower and/or any Guarantor maintains deposit or other accounts as of the Closing Date, and Schedule 6.19 hereto correctly identifies the name, address and telephone number of each depository, the name in which the account is held, a description of the purpose of the account, and the complete account number therefor.

Section 6.20 Accurate and Complete Statements. The Loan Documents and the written statements made by Borrower and/or any Guarantor in connection with any of the Loan Documents do not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein or in the Loan Documents not misleading. After due inquiry by Borrower and/or any Guarantor, there is no known fact that Borrower and/or any Guarantor has not disclosed to Collateral Agent and the Lenders that has or is likely to have a Material Adverse Effect.

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Section 6.21 Investment Company; Other Restrictions. Borrower and/or any Guarantor is not (a) an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended, or (b) any foreign, federal, state or local statute or regulation limiting its ability to incur Indebtedness.

Section 6.22 Defaults. No Default or Event of Default exists hereunder, nor will any begin to exist immediately after the execution and delivery hereof.

Section 6.23 Existing Indebtedness. Annex 4 hereto sets forth a true and complete list of all Indebtedness of Borrower and/or any Guarantor as of the Closing Date (the “Existing Indebtedness”), in each case showing the aggregate principal amount thereof and the name of any other entity which directly or indirectly guaranteed such Indebtedness.

ARTICLE VII. EVENTS OF DEFAULT

Each of the following shall constitute an Event of Default hereunder:

Section 7.1 Payments. If the principal of or interest on any Loan or any amount owing pursuant to Section 2.10(a) or (c) shall not be paid in full when due and payable.

Section 7.2 Special Covenants. If Borrower and/or any Guarantor, as applicable, shall fail or omit to perform and observe Section 5.3(h), 5.6, 5.7, 5.8, 5.9, 5.11, 5.12, 5.13, 5.15, 5.18, 5.20, 5.21, 5.22, 5.27, 5.28, 5.31, 5.32, 5.33, 5.34, or 5.35 hereof.

Section 7.3 Other Covenants. If Borrower and/or any Guarantor, as applicable, shall fail or omit to perform and observe any agreement or other provision (other than those referred to in Section 7.1 or 7.2 hereof) contained or referred to in this Agreement or any Related Writing that is on Borrower’s part to be complied with, and that Default shall not have been fully corrected within fifteen (15) days after the earlier of (a) any Financial Officer of Borrower becoming aware of the occurrence thereof, or (b) the giving of written notice thereof to Borrower by Collateral Agent or the Required Lenders that the specified Default is to be remedied.

Section 7.4 Representations and Warranties. If any representation, warranty or statement made in or pursuant to this Agreement or any Related Writing or any other material information furnished by Borrower and/or any Guarantor to Collateral Agent or the Lenders, or any thereof, or any other holder of any Note, shall be false or erroneous.

Section 7.5 Failure to Pay Post-Filing Date Indebtedness, Etc. Borrower and/or any Guarantor shall (a) fail to pay any Indebtedness arising after the Filing Date when and as the same shall become due and payable (giving effect to any applicable grace period under the instrument evidencing such Indebtedness) (except as may be permitted by the Bankruptcy Code) or (b) fail to comply with any order of the Bankruptcy Court in any material respect.

Section 7.6 ERISA Default. The occurrence of one or more ERISA Events that (a) the Collateral Agent determines could reasonably be expected to have a Material Adverse Effect, or (b) results in a Lien on any of the assets of Borrower and/or any Guarantor.

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Section 7.7 Change in Control. [Reserved].

Section 7.8 Money Judgment. A final judgment or order for the payment of money shall be rendered against Borrower and/or any Guarantor by a court of competent jurisdiction, that remains unpaid or unstayed and undischarged for a period (during which execution shall not be effectively stayed) of thirty (30) days after the date on which the right to appeal has expired, provided that the aggregate of all such judgments for Borrower shall exceed Fifty Thousand Dollars ($50,000).

Section 7.9 Material Adverse Change. There shall have occurred any condition or event that Collateral Agent or the Required Lenders determine has or is reasonably likely to have a Material Adverse Effect.

Section 7.10 Security. If any Lien granted in this Agreement or any other Loan Document in favor of Collateral Agent shall be determined to be (a) void, voidable or invalid, or is subordinated or not otherwise given the priority contemplated by this Agreement or the Orders and Borrower and/or any Guarantor has failed to promptly execute appropriate documents to correct such matters, or (b) unperfected as to any material amount of Collateral (as determined by Collateral Agent, in its reasonable discretion) and Borrower and/or any Guarantor has failed to promptly execute appropriate documents to correct such matters.

Section 7.11 Validity of Loan Documents. (a) Any material provision, in the reasonable opinion of Collateral Agent, of any Loan Document shall at any time for any reason (other than a partial or full written release in accordance with the terms thereof) cease to be valid, binding and enforceable against any Credit Party; (b) the validity, binding effect or enforceability of any Loan Document against any Credit Party shall be contested by any Credit Party; (c) any Credit Party shall deny that it has any or further liability or obligation under any Loan Document; or (d) any Loan Document shall be cancelled, terminated, revoked, rescinded, invalidated or set aside, or be declared ineffective or inoperative or in any way cease to give or provide to Agent and the Lenders the benefits purported to be created thereby.

Section 7.12 [Reserved]

Section 7.13 Continued Operation of Business. Borrower and/or any Guarantor shall be enjoined from conducting any part of its business as a debtor-in-possession; there shall occur any act of terrorism or other “force majeure” event disrupting any material portion of the business of Borrower and/or any Guarantor, which in each such case referred to in this Section 7.14 shall continue for a period of five (5) or more days and could reasonably be expected to have a Material Adverse Effect.

Section 7.14 Final Judgment. There shall remain undischarged for more than thirty (30) days any final judgment arising after the Filing Date or execution action against Borrower and/or any Guarantor, or relief from the automatic stay of Section 362(a) of the Bankruptcy Code shall be granted to any creditor or creditors of Borrower and/or any Guarantor with respect to assets having an aggregate value in excess of Fifty Thousand Dollars ($50,000), or where the deprivation of Borrower and/or any Guarantor of such assets could reasonably be expected to have a Material Adverse Effect.

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Section 7.15 Pledged Letters of Credit. (a) If Borrower and/or any Guarantor, the Prepetition Lender or the Collateral Agent receives a notice of cancellation of a Pledged Letter of Credit; (b) if Borrower and/or any Guarantor, Prepetition Lender or Collateral Agent receives a notice that a Pledged Letter of Credit will not be renewed; (c) if a Pledged Letter of Credit ceases to be effective for any reason; or (d) if the issuer of any Pledged Letter of Credit shall fail to maintain a rating of no less than A- from Standard & Poor’s and A3 from Moody’s and otherwise acceptable to Collateral Agent, and the letter of credit shall not have been replaced, within thirty (30) days after either of such rating requirements is not met, by a new Pledged Letter of Credit issued by an issuer that meets both such rating requirements and is otherwise acceptable to Collateral Agent.

Section 7.16 Relief from Automatic Stay. Borrower and/or any Guarantor shall default in the payment when due of any principal of or interest on any post-Filing Date Indebtedness, or any pre-Filing Date Indebtedness if, by order of the Bankruptcy Court issued with respect to such Indebtedness, the default thereunder entitles the holder thereof to relief from the automatic stay under Section 362 of the Bankruptcy Code, in excess of Fifty Thousand Dollars ($50,000) in the aggregate of such post-Filing Date or pre-Filing Date Indebtedness.

Section 7.17 Modification of Any Order. The Bankruptcy Court shall enter any order: (i) amending, supplementing, altering, staying, vacating, rescinding or otherwise modifying any Order, or any other order with respect to the Case, affecting adversely in any respect this Agreement; (ii) appointing a chapter 11 trustee or an examiner with enlarged powers relating to the operation of the business (powers beyond those set forth in Section 1106(a)(3) and (4) of the Bankruptcy Code) under Section 1106(b) of the Bankruptcy Code in any of the Case; (iii) dismissing the Case or converting the Case to a Chapter 7 case; or (iv) granting relief from the automatic stay to any creditor holding or asserting a Lien or reclamation claim on a material portion of the assets of Borrower and/or any Guarantor or where the deprivation of such assets of Borrower and/or any Guarantor would reasonably be expected to have a Material Adverse Effect.

Section 7.18 Final Order. The Bankruptcy Court shall fail to enter the Final Order within thirty (30) days after the entry of the Interim Order.

Section 7.19 Termination Event under Orders. The occurrence of a Termination Event (as defined in the Orders) under either of the Orders.

Section 7.20 Application for Superpriority Claim. An application shall be filed by Borrower for the approval of any other Superpriority Claim in the Case which is pari passu with or senior to the claims of Collateral Agent and the Lenders against Borrower and/or any Guarantor unless after giving effect to the transactions contemplated by such application, all Obligations (whether contingent or otherwise) shall be paid in full in cash and the Total Commitment shall be terminated, or the Bankruptcy Court shall determine that any such Superpriority Claim has arisen.

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Section 7.21 Motions with Bankruptcy Court. Borrower and/or any Guarantor shall file a motion in the Case: (i) to use cash collateral of the Lender or of the Prepetition Lenders under Section 363(c) of the Bankruptcy Code without the Lender’s or the Prepetition Lenders’, as applicable, consent, except for the payment of payroll and payroll-related expenses and as otherwise approved in the Orders and the First Day Orders; (ii) to recover from any portions of the Collateral any costs or expenses of preserving or disposing of such Collateral under Section 506(c) of the Bankruptcy Code; (iii) to cut off rights in the Collateral under Section 552(b) of the Bankruptcy Code; or (iv) to take any other action or actions adverse to the Lender or the Prepetition Lenders or their rights and remedies hereunder or under any of the other Loan Documents or any of the documents evidencing or creating any of the Prepetition Obligations or Collateral Agent’s, the Lender’s, or the Prepetition Lenders’ interest in any of the Collateral.

Section 7.22 Suit against Lenders, etc. A suit or action against any of Collateral Agent, the Lenders, the Prepetition Lenders shall be commenced by Borrower and/or any Guarantor, any federal, state environmental protection or health and safety agency or any Statutory Committee in the Case, which suit or action asserts any claim or legal or equitable remedy contemplating subordination of any claim or Lien of the Lenders, Collateral Agent, or the Prepetition Lenders, and shall remain undismissed for fifteen (15) days after its commencement and, with respect to any suit or action by any such federal or state agency or Statutory Committee, a preliminary order for relief or judgment or decree shall have been entered in such suit or action against the Lenders, Collateral Agent, or the Prepetition Lenders and, in the case of a preliminary order, such preliminary order has not been stayed within ten (10) days after its entry.

Section 7.23 Reorganization Plan or Disclosure Statement. Without the prior written consent of Collateral Agent and the Required Lenders, a reorganization plan or a related disclosure statement or any draft thereof is distributed by or on behalf of Borrower and/or any Guarantor to any Person and such reorganization plan or disclosure statement does not provide for the Payment in Full upon the effectiveness of such plan of reorganization.

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ARTICLE VIII. REMEDIES UPON DEFAULT

Section 8.1 Remedies. If any Event of Default shall occur and then be continuing, Collateral Agent may, and shall upon the written instruction of Required Lenders (which for purposes of such instruction shall include Collateral Agent in its capacity as a Lender), by written notice to Borrower, take any or all of the following actions, without prejudice to the rights of Collateral Agent or any Lender to enforce its claims against the Borrower and/or any Guarantor, except as otherwise specifically provided for in this Agreement: (i) declare the Total Commitment terminated, whereupon the Commitment of each Lender shall forthwith terminate immediately and any commitment fees shall forthwith become due and payable without any other notice of any kind; (ii) declare the principal of and any accrued interest in respect of all Loans and all Obligations owing hereunder and thereunder to be, whereupon the same shall become, forthwith due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by Borrower and/or any Guarantor; (iii) subject to the notice provisions of the following paragraph, enforce, as Collateral Agent (or direct the Collateral Agent to enforce), any or all of the Liens and security interests created pursuant to the Security Documents; and (iv) subject to the notice provisions of the following paragraph, apply any cash collateral held pursuant to this Agreement to repay the Obligations.

In addition to and not in derogation of the above paragraph, upon the occurrence of an Event of Default, subject to any limitations set forth in the Final Order, Collateral Agent shall provide the Debtors, the United States Trustee for the Southern District of New York and any Statutory Committee with five (5) days’ prior notice of the exercise of remedies under this Section 8.1 and under the Security Documents, which such notice will specify the Event of Default and the basis therefor and will be given by Collateral Agent via facsimile or email. After seven (7) days from the date that the Collateral Agent provides the Debtors, the United States Trustee for the Southern District of New York and any Statutory Committee with five (5) days’ prior notice of the exercise of remedies under this Section 8.1 and under the Security Documents, Lender shall have the right to seek an emergency hearing before the Bankruptcy Court for the purpose of determining whether an Event of Default has occurred; provided, that Borrower shall have no right to use or seek to use the cash Collateral during such notice period, except for the payment of payroll and payroll-related expenses. If Lender obtains an order of the Bankruptcy Court to the effect that an Event of Default has occurred, upon the expiration of such notice period, Collateral Agent and the Lenders shall have relief from the automatic stay without further notice or court order, and Collateral Agent may foreclose on all or any portion of the Collateral or otherwise exercise remedies against the Collateral permitted by the Security Documents and other nonbankruptcy law, including, without limitation, the exercise of rights of setoff, the collection of accounts receivable and application of the proceeds thereof to the Obligations, and occupation of the premises of the Borrower and/or any Guarantor to sell the Collateral, and any right of the Borrower and/or any Guarantor to use cash collateral shall cease.

In addition, subject to any limitations set forth in the Final Order, at the expiration of any seven (7) day notice period referred to above, in case any one or more Events of Default shall have occurred and be continuing, and whether or not the Lenders shall have accelerated the maturity of the Loans pursuant to clause (ii) above, each Lender, if owed any amount with respect to the Loans or other Obligations, may, and the Collateral Agent shall if directed by the Required Lenders (which for purposes of such direction shall include Collateral Agent in its capacity as a Lender), and may in its sole discretion, on behalf of the Lenders, proceed to protect and enforce its rights by suit in equity, action at law or other appropriate proceeding, whether for the specific performance of any covenant or agreement contained in this Agreement and the other Loan Documents or any instrument pursuant to which the Obligations to such Lender are evidenced, including as permitted by applicable law the obtaining of the ex parte appointment of a receiver, and, if such amount shall have become due, by declaration or otherwise, proceed to enforce the payment thereof or any other legal or equitable right of such Lender.

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No remedy herein conferred upon Collateral Agent or the Lenders is intended to be exclusive of any other remedy and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or any other provision of law.

Section 8.2 [Reserved]

Section 8.3 Offsets. If there shall occur or exist any Event of Default referred to in Article VII hereof or if the maturity of the Obligations is accelerated pursuant to Section 8.1 hereof, each Lender shall have the right at any time to set off against, and to appropriate and apply toward the payment of, any and all of the Obligations then owing by Borrower and/or any Guarantor to such Lender (including, without limitation, any participation purchased or to be purchased pursuant to Section 8.4 hereof), whether or not the same shall then have matured, any and all deposit (general or special) balances and all other indebtedness then held or owing by such Lender (including, without limitation, by branches and agencies or any affiliate of such Lender, wherever located) to or for the credit or account of Borrower and/or any Guarantor, as applicable, all without notice to or demand upon Borrower and/or any Guarantor or any other Person, all such notices and demands being hereby expressly waived by Borrower and/or any Guarantor.

Section 8.4 Application and Sharing of Set-Off Amounts. Each Lender further agrees with the other Lenders that, if it at any time it shall receive any payment for or on behalf of Borrower and/or any Guarantor on any Indebtedness owing by Borrower and/or any Guarantor to that Lender (whether by voluntary payment, by realization upon security, by reason of offset of any deposit or other Indebtedness, by counterclaim or cross-action, by enforcement of any right under any Loan Document, or otherwise), it shall apply such payment first to any and all Indebtedness owing by Borrower and/or any Guarantor to that Lender pursuant to this Agreement (including, without limitation, any participation purchased or to be purchased pursuant to this Section 8.4 or any other Section of this Agreement). Each Credit Party agrees that any Lender so purchasing a participation from the other Lenders or any thereof pursuant to this Section 8.4 may exercise all of its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were a direct creditor of such Credit Party in the amount of such participation.

Section 8.5 Other Remedies. The remedies in this Article VIII are in addition to, not in limitation of, any other right, power, privilege, or remedy, either in law, in equity, or otherwise, to which the Lenders may be entitled. Collateral Agent shall exercise the rights under this Article VIII and all other collection efforts on behalf of the Lenders and no Lender shall act independently with respect thereto, except as otherwise specifically set forth in this Agreement.

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Section 8.6 Application of Proceeds.

(a)          Payments Prior to Exercise of Remedies. Prior to the exercise by Collateral Agent on behalf of the Lenders of remedies under this Agreement or the other Loan Documents, all monies received by Collateral Agent shall be applied, unless otherwise required or provided by the terms of this Agreement or the other Loan Documents or by applicable law, as follows (provided that Collateral Agent shall have the right at all times to apply any payment received from Borrower and/or any Guarantor first to the payment of all Obligations (to the extent not paid by Borrower and/or any Guarantor) incurred by Collateral Agent pursuant to Section 11.5 hereof and to the payment of Related Expenses):

(i)          first, to Collateral Agent for application to the Obligations;

(ii)         second, to Collateral Agent to establish a reserve in an aggregate amount not to exceed the aggregate amount of disbursements permitted under the Budget for the period commencing on the date of receipt of such monies and ending on the last date of the then current Budget (the “Cash Reserve”); and

(iii)        third, subject to further approval of the Bankruptcy Court, to Collateral Agent to be paid to the Prepetition Lender for application to the Prepetition Obligations.

(b)           Payments Subsequent to Exercise of Remedies. After the exercise by Collateral Agent or the Lenders of remedies under this Agreement or the other Loan Documents, all monies received by Collateral Agent shall be applied, unless otherwise required by the terms of the other Loan Documents or by applicable law, as follows:

(i)          first, to the payment of all Obligations (to the extent not paid by Borrower and/or any Guarantor) incurred by Collateral Agent pursuant to Section 11.5 hereof and to the payment of Related Expenses;

(ii)         second, to the payment pro rata of (A) interest then accrued and payable on the outstanding Loans, and (B) any fees then accrued and payable to Collateral Agent or the Lenders;

(iii)        third, to the Lenders, on a pro rata basis, based upon each such Lender’s Applicable Commitment Percentage; and

(iv)        finally, any remaining surplus after all of the Secured Obligations have been paid in full, to Borrower (for distribution) or to whomsoever shall be lawfully entitled thereto.

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ARTICLE IX. PRIORITY AND SECURITY

Section 9.1 Cash Management Arrangements; Depository Arrangements. Each Credit Party shall:

(a)          Maintain in place cash management arrangements in accordance with the First Day Orders in connection with the Case relating to such Credit Party’s cash management systems and in form and substance reasonably satisfactory to the Collateral Agent. Without limiting the generality of the foregoing, the parties agree that:

(i)          all cash and cash equivalents held by any Credit Party and all proceeds of receivables and other accounts, chattel paper, general intangibles, instruments and other payment rights for which any of the Credit Parties is an obligee shall be deposited into any bank accounts of the Borrower; and

(ii)         except for Excluded Cash, all cash and cash equivalents held by any Credit Party and all such proceeds of receivables and other accounts, chattel paper, general intangibles, instruments and other payment rights shall, on the last Business Day of each week or such other frequency as may be agreed to by the Collateral Agent, be transferred to the bank accounts of Borrower for application to the Obligations pursuant to the provisions hereof.

(a)          Maintain in place cash management arrangements in accordance with the First Day Orders in connection with the Case relating to such Credit Party’s cash management systems and in form and substance reasonably satisfactory to the Collateral Agent. Without limiting the generality of the foregoing, the parties agree that:

(i)          all cash and cash equivalents held by any Credit Party and all proceeds of receivables and other accounts, chattel paper, general intangibles, instruments and other payment rights for which any of the Credit Parties is an obligee shall be deposited into any bank accounts of the Borrower; and

(ii)         except for Excluded Cash, all cash and cash equivalents held by any Credit Party and all such proceeds of receivables and other accounts, chattel paper, general intangibles, instruments and other payment rights shall, on the last Business Day of each week or such other frequency as may be agreed to by the Collateral Agent, be transferred to the bank accounts of Borrower for application to the Obligations pursuant to the provisions hereof.

(b)         In the event that any Credit Party receives any cash, checks or other cash proceeds of Collateral, other than Excluded Cash, promptly upon receipt thereof, in the identical form received (except for any endorsements thereon which may be required by the Collateral Agent), cause such cash, checks and cash proceeds to be paid directly into the bank accounts of Borrower.

(c)         Except to the extent that any Credit Party shall be required to make payments to Collateral Agent or any other Person pursuant to the terms of this Agreement or the other Loan Documents, and subject to the rights and remedies that may from time to time be available to the Collateral Agent and the Lenders, upon the occurrence of an Event of Default, the Debtors may use funds in the bank accounts of Borrower for the purposes set forth in Section 5.18, subject in any case to the terms and conditions of this Agreement and the other Loan Documents, and no such funds may be applied to the Prepetition Obligations except as otherwise provided in this Agreement or any other Loan Document or as permitted by the Bankruptcy Court or in any order entered by the Bankruptcy Court.

Section 9.2 Collections and Receipt of Proceeds by Collateral Agent. Each Credit Party hereby constitutes and appoints Collateral Agent, or Collateral Agent’s designated agent, as such Credit Party’s attorney in fact to exercise, at any time all or any of the following powers which, being coupled with an interest, shall be irrevocable until the complete and full payment of all of the Obligations:

(a)         to receive, retain, acquire, take, endorse, assign, deliver, accept, and deposit, in the name of Collateral Agent or any Credit Party, any and all of such Credit Party’s cash, instruments, chattel paper, documents, proceeds of Accounts, proceeds of Inventory, collection of Accounts, and any other writings relating to any of the Collateral. Each Credit Party hereby waives presentment, demand, notice of dishonor, protest, notice of protest, and any and all other similar notices with respect thereto, regardless of the form of any endorsement thereof Collateral Agent shall not be bound or obligated to take any action to preserve any rights therein against prior parties thereto;

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(b)          to transmit to Account Debtors, on any or all of such Credit Party’s Accounts, notice of assignment to Collateral Agent thereof and security interest of Collateral Agent and the Lenders therein, and to request from such Account Debtors at any time, in the name of Collateral Agent or any Credit Party, information concerning such Credit Party’s Accounts and the amounts owing thereon;

(c)          to transmit to purchasers of any or all of such Credit Party’s Inventory, notice of Collateral Agent’s and the Lenders’ security interest therein, and to request from such purchasers at any time, in the name of Collateral Agent or such Credit Party, information concerning such Credit Party’s Inventory and the amounts owing thereon by such purchasers;

(d)          to notify and require Account Debtors on such Credit Party’s Accounts and purchasers of Credit Party’s Inventory to make payment of their indebtedness directly to Collateral Agent;

(e)          to enter into or assent to such amendment, compromise, extension, release or other modification of any kind of, or substitution for, the Accounts, or any thereof, as Collateral Agent, in its sole discretion, may deem to be advisable;

(f)          to enforce the Accounts or any thereof, or any other Collateral, by suit or otherwise, to maintain any such suit or other proceeding in the name of Collateral Agent or any Credit Party, and to withdraw any such suit or other proceeding. Each Credit Party agrees to lend every assistance requested by Collateral Agent in respect of the foregoing, all at no cost or expense to Collateral Agent and including, without limitation, the furnishing of such witnesses and of such records and other writings as Collateral Agent may require in connection with making legal proof of any Account. Each Credit Party agrees to reimburse Collateral Agent in full for all court costs and attorneys’ fees and every other cost, expense or liability, if any, incurred or paid by Collateral Agent in connection with the foregoing, which obligation of each Credit Party, jointly and severally, shall constitute Obligations, shall be secured by the Collateral and shall bear interest, until paid, at the Default Rate; and

(g)          to accept all collections in any form relating to the Collateral, including remittances that may reflect deductions, and to deposit the same, into Borrower’s bank accounts or, at the option of Collateral Agent, to apply them as a payment against the Prepetition Obligations, the Loans or any other Obligations in accordance with this Agreement.

Section 9.3 Superpriority Claims and Collateral Security. Each Credit Party hereby represents, warrants and covenants that, except as otherwise expressly provided in this Section 9.3, upon the entry of the Interim Order with respect to the Term Loans made pursuant to such Order and thereafter, the Final Order:

(a)         subject to the Carve Out and the Other Prepetition Liens, the Obligations shall be:

(i)          secured pursuant to Section 364(d)(1) of the Bankruptcy Code by first priority security interests in and liens on (A) all of the assets of the Debtors, including, without limitation, all goods (including without limitation, equipment and inventory), deposit accounts, investment property, accounts, chattel paper, instruments, documents, letter-of-credit rights, commercial tort claims, insurance claims, supporting obligations and liens, real estate interests and general intangibles of the Debtors of any nature, whether now owned or hereafter acquired and (B) any assets of the Debtors in which the Prepetition Lenders were not granted a security interest or lien under the terms of the Prepetition Loan Documents, senior in priority to all other security interests and liens (the “First Priority Liens”); and

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(ii)          entitled to Superpriority Claim status pursuant to Section 364(c)(1) of the Bankruptcy Code senior to any Superpriority Claim granted as adequate protection in respect to the claims of the Prepetition Lenders and any other claims of any entity, including, without limitation, any claims under Sections 503, 507, 1113 and 1114 of the Bankruptcy Code; and

(b)         the First Priority Liens are not subject to any transfers or liens preserved for the benefit of the estate pursuant to Section 551 of the Bankruptcy Code.

Section 9.4 Collateral Security Perfection. Each Credit Party agrees to take all actions that Collateral Agent may reasonably request as a matter of nonbankruptcy law to perfect and protect Collateral Agent’s and the Lenders’ Liens upon the Collateral and for such Liens to obtain the priority therefor contemplated hereby, including, without limitation, executing and delivering such documents and instruments, financing statements, providing such notices and assents of third parties, obtaining such governmental approvals and providing such other instruments and documents in recordable form as Collateral Agent may request. Each Credit Party hereby irrevocably authorizes Collateral Agent at any time and from time to time to file in any filing office in any U.C.C. jurisdiction any initial financing statements and amendments thereto that (a) indicate the Collateral (i) as “all assets” or words of similar effect, regardless of whether any particular asset comprised in the Collateral falls within the scope of Article 9 of the U.C.C. of such jurisdiction, or (ii) as being of an equal or lesser scope or with greater detail, and (b) provide any other information required by part 5 of Article 9 of the U.C.C. of any jurisdiction for the sufficiency or filing office acceptance of any financing statement or amendment, including (i) whether such Credit Party is an organization, the type of organization and any organization identification number issued to such Credit Party, and, (ii) in the case of a financing statement filed as a fixture filing, a sufficient description of real property to which the Collateral relates. Each Credit Party agrees to furnish any such information to Collateral Agent promptly upon Collateral Agent’s request.

Section 9.5 No Discharge; Survival of Claims. Each Credit Party agrees that: (a) the Obligations shall not be discharged by the entry of an order confirming a reorganization plan (and each Credit Party pursuant to Section 1141(d)(4) of the Bankruptcy Code, hereby waives any such discharge); (b) the Superpriority Claim granted to Collateral Agent and the Lenders pursuant to the Orders and the Liens granted to Collateral Agent and the Lenders pursuant to the Orders and the other Security Documents, shall not be affected in any manner by the entry of an order confirming a reorganization plan; and (c) each Credit Party shall not propose or support any reorganization plan that is not conditioned upon the Payment In Full on or prior to the Maturity Date, and, with respect to Obligations arising pursuant to Section 11.5 after such date, thereafter for the Payment in Full of such Obligations in cash when due and payable.

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(a)         Application of Collections. Deposits to the bank accounts of Borrower shall be credited to Borrower as set forth in Section 8.6.

ARTICLE X. THE AGENT

The Lenders authorize Hillair Capital Management LLC, and Hillair Capital Management LLC hereby agrees to act as Collateral Agent for the Lenders under this Agreement and the other Loan Documents upon the terms and conditions set forth elsewhere in this Agreement, and upon the following terms and conditions:

Section 10.1 Appointment and Authorization. Each Lender hereby irrevocably appoints and authorizes Collateral Agent to take such action as agent on its behalf and to exercise such powers hereunder as are delegated to Collateral Agent by the terms hereof, together with such powers as are reasonably incidental thereto. Neither Collateral Agent nor any of its affiliates, directors, officers, attorneys or employees shall: (a) be liable for any action taken or omitted to be taken by it or them hereunder or in connection herewith, except for its or their own gross negligence or willful misconduct (as determined by a court of competent jurisdiction), or be responsible in any manner to any of the Lenders for the effectiveness, enforceability, genuineness, validity or due execution of this Agreement or any other Loan Documents; (b) be under any obligation to any Lender to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions hereof or thereof on the part of Borrower and/or any Guarantor, or the financial condition of Borrower and/or any Guarantor; (c) be liable to Borrower and/or any Guarantor for consequential damages resulting from any breach of contract, tort or other wrong in connection with the negotiation, documentation, administration or collection of the Loans, or any of the Loan Documents. Notwithstanding any provision to the contrary contained in this Agreement or in any other Loan Document, Collateral Agent shall not have any duty or responsibility except those expressly set forth herein, nor shall Collateral Agent have or be deemed to have any fiduciary relationship with any Lender or participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against Collateral Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” herein and in other Loan Documents with reference to Collateral Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

Section 10.2 Note Holders. Collateral Agent may treat the payee of any Note as the holder thereof (or, if there is no Note, the holder of the interest as reflected on the books and records of Collateral Agent) until written notice of transfer shall have been filed with Collateral Agent, signed by such payee and in form satisfactory to Collateral Agent.

Section 10.3 Consultation With Counsel. Collateral Agent may consult with legal counsel selected by Collateral Agent and shall not be liable for any action taken or suffered in good faith by Collateral Agent in accordance with the opinion of such counsel.

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Section 10.4 Documents. Collateral Agent shall not be under any duty to examine into or pass upon the validity, effectiveness, genuineness or value of any Loan Document or any other Related Writing furnished pursuant hereto or in connection herewith or the value of any collateral obtained hereunder, and Collateral Agent shall be entitled to assume that the same are valid, effective and genuine and what they purport to be.

Section 10.5 Agent and Affiliates. Hillair and its affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with the Borrower and its Affiliates as though Hilliar Capital Management LLC was not Collateral Agent hereunder and without notice to or consent of any Lender. Each Lender acknowledges that, pursuant to such activities, Hillair or its affiliates may receive information regarding Borrower or any Affiliate (including information that may be subject to confidentiality obligations in favor Borrower or such Affiliate) and acknowledge that Collateral Agent shall be under no obligation to provide such information to other Lenders. With respect to Loans and Letters of Credit (if any), Hillair and its affiliates shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though Hillair Capital Management LLC was not Collateral Agent, and the terms “Lender” and “Lenders” include Hillair and its affiliates, to the extent applicable, in their individual capacities.

Section 10.6 Notice of Default. Collateral Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless Collateral Agent has received notice from a Lender or Borrower and/or any Guarantor referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that Collateral Agent receives such a notice, Collateral Agent shall give notice thereof to the Lenders. Collateral Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement, all Lenders); provided that, unless and until Collateral Agent shall have received such directions, Collateral Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable, in its discretion, for the protection of the interests of the holders of the Obligations.

Section 10.7 Action by Collateral Agent. Subject to the other terms and conditions hereof, so long as Collateral Agent shall be entitled, pursuant to Section 10.6 hereof, to assume that no Default or Event of Default shall have occurred and be continuing, Collateral Agent shall be entitled to use its discretion with respect to exercising or refraining from exercising any rights that may be vested in it by, or with respect to taking or refraining from taking any action or actions that it may be able to take under or in respect of, this Agreement. Collateral Agent shall incur no liability under or in respect of this Agreement by acting upon any notice, certificate, warranty or other paper or instrument believed by it to be genuine or authentic or to be signed by the proper party or parties, or with respect to anything that it may do or refrain from doing in the reasonable exercise of its judgment, or that may seem to it to be necessary or desirable in the premises. Without limiting the foregoing, no Lender shall have any right of action whatsoever against Collateral Agent as a result of Collateral Agent’s acting or refraining from acting hereunder in accordance with the instructions of the Required Lenders.

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Section 10.8 Release of Collateral In the event of a transfer of assets permitted by Section 5.12 hereof (or otherwise permitted pursuant to this Agreement) where the proceeds of such transfer are applied in accordance with the terms of this Agreement to the extent required to be so applied, Collateral Agent, at the request and expense of Borrower and/or any Guarantor, is hereby authorized by the Lenders to (a) release such Collateral from this Agreement, and (b) duly assign, transfer and deliver to Borrower and/or any Guarantor (without recourse and without any representation or warranty) such Collateral as is then (or has been) so transferred or released and as may be in possession of Collateral Agent and has not theretofore been released pursuant to this Agreement.

Section 10.9 Delegation of Duties. Collateral Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties. Collateral Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects in the absence of gross negligence or willful misconduct, as determined by a court of competent jurisdiction.

Section 10.10 Indemnification of Agent. The Lenders agree to indemnify Collateral Agent (to the extent not reimbursed by Borrower) ratably, according to their respective Applicable Commitment Percentages, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including attorneys’ fees and expenses) or disbursements of any kind or nature whatsoever that may be imposed on, incurred by or asserted against Collateral Agent, in its capacity as Collateral Agent, in any way relating to or arising out of this Agreement or any other Loan Document or any action taken or omitted by Collateral Agent with respect to this Agreement or any other Loan Document, provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including attorneys’ fees and expenses) or disbursements resulting from Collateral Agent’s gross negligence or willful misconduct as determined by a court of competent jurisdiction, or from any action taken or omitted by Collateral Agent in any capacity other than as Collateral Agent under this Agreement or any other Loan Document. No action taken in accordance with the directions of the Required Lenders shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section 10.10. The undertaking in this Section 10.10 shall survive repayment of the Loans, cancellation of the Notes, if any, termination of the Total Commitment, any foreclosure under, or modification, release or discharge of, any or all of the Loan Documents, termination of this Agreement and the resignation or replacement of the Collateral Agent.

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Section 10.11 Successor Collateral Agent. Collateral Agent may resign as Collateral Agent hereunder by giving not fewer than ten (10) days prior written notice to Borrower, the Guarantors, and the Lenders. If Collateral Agent shall resign under this Agreement, then either (a) the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders (with the consent of Borrower so long as an Event of Default has not occurred and which consent shall not be unreasonably withheld), or (b) if a successor agent shall not be so appointed and approved within the ten (10) day period following Collateral Agent’s notice to the Lenders of its resignation, then Collateral Agent shall appoint a successor agent that shall serve as collateral agent until such time as the Required Lenders appoint a successor collateral agent. If no successor agent has accepted appointment as Collateral Agent by the date that is ten (10) days following a retiring Collateral Agent’s notice of resignation, the retiring Collateral Agent’s resignation shall nevertheless thereupon become effective, and the Lenders shall assume and perform all of the duties of Collateral Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above. Upon its appointment, such successor agent shall succeed to the rights, powers and duties as agent, and the term “Collateral’ Agent” means such successor effective upon its appointment, and the former agent’s rights, powers and duties as agent shall be terminated without any other or further act or deed on the part of such former agent or any of the parties to this Agreement. After any retiring Collateral Agent’s resignation as Collateral Agent, the provisions of this Article X shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Collateral Agent under this Agreement and the other Loan Documents.

Section 10.12 No Reliance on Collateral Agent’s Customer Identification Program. Each Lender acknowledges and agrees that neither such Lender, nor any of its affiliates, participants or assignees, may rely on Collateral Agent to carry out such Lender’s or its affiliate’s, participant’s or assignee’s customer identification program, or other obligations required or imposed under or pursuant to the Patriot Act or the regulations thereunder, including the regulations contained in 31 CFR 103.121 (as hereafter amended or replaced, the “CIP Regulations”), or any other anti-terrorism law, including any programs involving any of the following items relating to or in connection with Borrower and/or any Guarantor, its affiliates or agents, the Loan Documents or the transactions hereunder: (a) any identity verification procedures; (b) any record keeping; (c) any comparisons with government lists; (d) any customer notices; or (e) any other procedures required under the CIP Regulations or such other laws.

ARTICLE XI. MISCELLANEOUS

Section 11.1 Guarantee of the Guarantors.

(a)          The Guarantee. The Guarantors hereby jointly and severally guarantee, as primary obligors and not as a surety, to each Lender and their respective successors and assigns, the prompt payment in full when due (whether at stated maturity, by required prepayment, declaration, demand, by acceleration or otherwise) of the principal of and interest (including any interest, fees, costs or charges that would accrue but for the provisions of the Title 11 of the United States Code after any bankruptcy or insolvency petition under Title 11 of the United States Code) on the Loans made by the Lenders to, and any Notes held by each Lender of, the Borrower, and all other Obligations from time to time owing to any Lender by any Credit Party under any Loan Document in each case strictly in accordance with the terms thereof (such obligations being herein collectively called the “Guaranteed Obligations”). The Guarantors hereby, jointly and severally, agree that if the Borrower or other Guarantors shall fail to pay in full when due (whether at stated maturity, by acceleration or otherwise) any of the Guaranteed Obligations, the Guarantors will promptly pay the same in cash, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Guaranteed Obligations, the same will be promptly paid in full when due (whether at extended maturity, by acceleration or otherwise) in accordance with the terms of such extension or renewal.

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(b)          Obligations Unconditional. The obligations of the Guarantors under Section 11.1(a) shall constitute a guaranty of payment and to the fullest extent permitted by applicable law, are absolute, irrevocable and unconditional, joint and several, irrespective of the value, genuineness, validity, regularity or enforceability of the Guaranteed Obligations of the Borrower under this Agreement, the Term Loans, if any, or any other agreement or instrument referred to herein or therein, or any substitution, release or exchange of any other guarantee of or security for any of the Guaranteed Obligations, and, irrespective of any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or Guarantor (except for payment in full). Without limiting the generality of the foregoing, it is agreed that the occurrence of any one or more of the following shall not alter or impair the liability of the Guarantors hereunder which shall remain absolute, irrevocable and unconditional under any and all circumstances as described above:

(i)          at any time or from time to time, without notice to the Guarantors, the time for any performance of or compliance with any of the Guaranteed Obligations shall be extended, or such performance or compliance shall be waived;

(ii)          any of the acts mentioned in any of the provisions of this Agreement or the Notes, if any, or any other agreement or instrument referred to herein or therein shall be done or omitted;

(iii)          the maturity of any of the Guaranteed Obligations shall be accelerated, or any of the Guaranteed Obligations shall be amended in any respect, or any right under the Loan Documents or any other agreement or instrument referred to herein or therein shall be amended or waived in any respect or any other guarantee of any of the Guaranteed Obligations or any security therefor shall be released or exchanged in whole or in palt or otherwise dealt with;

(iv)          any Lien or security interest granted to, or in favor of any Lender or the Collateral Agent as security for any of the Guaranteed Obligations shall fail to be perfected; or

(v)          the release of any other Guarantor.

To the extent permitted by law, the Guarantors hereby expressly waive diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that any Lender and/or the Collateral Agent exhaust any right, power or remedy or proceed against the Borrower under this Agreement or the Notes, if any, or any other agreement or instrument referred to herein or therein, or against any other person under any other guarantee of, or security for, any of the Guaranteed Obligations. To the extent permitted by law, the Guarantors waive any and all notice of the creation, renewal, extension, waiver, termination or accrual of any of the Guaranteed Obligations and notice of or proof of reliance by any Lender or the Collateral Agent upon this Guarantee or acceptance of this Guarantee, and the Guaranteed Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred in reliance upon this Guarantee, and all dealings between the Borrower and the Lender and/or the Collateral Agent shall likewise be conclusively presumed to have been had or consummated in reliance upon this Guarantee. This Guarantee shall be construed as a continuing, absolute, irrevocable and unconditional guarantee of payment without regard to any right of offset with respect to the Guaranteed Obligations at any time or from time to time held by and the Lender and/or the Collateral Agent, and the obligations and liabilities of the Guarantors hereunder shall not be conditioned or contingent upon the pursuit by the and the Lender and/or the Collateral Agent or any other person at any time of any right or remedy against Borrower or against any other person which may be or become liable in respect of all or any payment of the Guaranteed Obligations or against any collateral security or guarantee therefor or right of offset with respect thereto. This Guarantee shall remain in full force and effect and be binding in accordance with and to the extent of its terms upon the Guarantors and the successors and assigns thereof, and shall inure to the benefit of the Lenders and the Collateral Agent, and their respective successors and assigns, notwithstanding that from time to time during the term of this Agreement there may be no Guaranteed Obligations outstanding.

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(c)          Reinstatement. The obligations of the Guarantors under this Section 11.1(c) shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of the Borrower or any other Credit Party in respect of the Guaranteed Obligations is rescinded or must be otherwise restored by any holder of any of the Guaranteed Obligations.

(d)          Subrogation; Subordination. Each Guarantor hereby agrees that until the payment and satisfaction in full in cash of all Guaranteed Obligations and the expiration and termination of the Commitment of the Lenders under this Agreement, it shall not exercise any right or remedy, direct or indirect, arising by reason of any performance by it of its guarantee in 11.1(a), whether by subrogation or otherwise, against the Borrower or any other Guarantor of any of the Guaranteed Obligations or any security for any of the Guaranteed Obligations. Any indebtedness of any Credit Party to another Credit Party permitted pursuant to this Agreement shall be subordinated to such Credit Party’s Obligations.

(e)          Remedies. The Guarantors jointly and severally agree that, as between the Guarantors and the Lenders, the obligations of Borrower under this Agreement and the Notes, if any, may be declared to be forthwith due and payable as provided in this Agreement for purposes of Section 11.1(a), notwithstanding any stay, injunction or other prohibition preventing such declaration (or such obligations from becoming automatically due and payable) as against the Borrower and that, in the event of such declaration (or such obligations being deemed to have become automatically due and payable), such obligations (whether or not due and payable by the Borrower) shall forthwith become due and payable by the Guarantors for purposes of Section 11.1(a).

(f)          Instrument for the Payment of Money. Each Guarantor hereby acknowledges that the guarantee in this Section 11.1 constitutes an instrument for the payment of money, and consents and agrees that any Lender or Collateral Agent, at its sole option, in the event of a dispute by such Guarantor in the payment of any moneys due hereunder, shall have the right to bring a motion-action under New York CPLR Section 3213 to the extent permitted thereunder.

(g)          Continuing Guarantee. The guarantee in this Section 11.1 is a continuing guarantee of payment, and shall apply to all Guaranteed Obligations whenever arising.

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(h)          General Limitation on Guarantee Obligations. In any action or proceeding involving any state corporate, limited partnership or limited liability company law, or any applicable law affecting the rights of creditors generally, if the obligations of any Guarantor under Section 11.1(a) would otherwise be held or determined to be void, voidable, invalid or unenforceable, or subordinated to the claims of any other creditors, on account of the amount of its liability under Section 11.1(a), then, notwithstanding any other provision to the contrary, the amount of such liability shall, without any further action by such Guarantor, any Credit Party or any other Person, be automatically limited and reduced to the highest amount that is valid and enforceable and not subordinated to the claims of other creditors as determined in such action or proceeding.

(i)          Right of Contribution. Each Guarantor hereby agrees that to the extent that a Guarantor shall have paid more than its proportionate share of any payment made hereunder, such Guarantor shall be entitled to seek and receive contribution from and against any other Guarantor hereunder which has not paid its proportionate share of such payment. Each Guarantor’s right of contribution shall be subject to the terms and conditions of Section 11.1(d). The provisions of this subsection shall in no respect limit the obligations and liabilities of any Guarantor to the Collateral Agent, and the Lenders and each Guarantor shall remain liable to the Collateral Agent and the Lenders for the full amount guaranteed by such Guarantor hereunder.

Section 11.2 Lenders’ Independent Investigation. Each Lender, by its signature to this Agreement, acknowledges and agrees that Collateral Agent has not made any representation or warranty, express or implied, with respect to the creditworthiness, financial condition, or any other condition of Borrower and/or any Guarantor or with respect to the statements contained in any information memorandum furnished in connection herewith or in any other oral or written communication between Collateral Agent and such Lender. Each Lender represents that it has made and shall continue to make its own independent investigation of the creditworthiness, financial condition and affairs of Borrower and/or any Guarantor in connection with the extension of credit hereunder, and agrees that Collateral Agent does not have any duty or responsibility, either initially or on a continuing basis, to provide any Lender with any credit or other information with respect thereto (other than such notices as may be expressly required to be given by Collateral Agent to the Lenders hereunder), whether coming into its possession before the first Credit Event hereunder or at any time or times thereafter. Each Lender further represents that it has reviewed each of the Loan Documents.

Section 11.3 No Waiver; Cumulative Remedies. No omission or course of dealing on the part of Collateral Agent, any Lender or the holder of any Note (or, if there is no Note, the holder of the interest as reflected on the books and records of Agent) in exercising any right, power or remedy hereunder or under any of the Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy hereunder or under any of the Loan Documents. The remedies herein provided are cumulative and in addition to any other rights, powers or privileges held under any Loan Documents or by operation of law, by contract or otherwise.

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Section 11.4 Amendments, Waivers and Consents.

(a)         General Rule. No amendment, modification, termination, or waiver of any provision of any Loan Document nor consent to any variance therefrom, shall be effective unless the same shall be in writing and signed by the Required Lenders and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

(b)         Exceptions to the General Rule. Notwithstanding the provisions of subsection (a) of this Section 11.4:

(i)          Subject to subparts (ii) and (iii) below, consent of each Lender affected thereby shall be required with respect to: (A) any increase in the Commitment of such Lender hereunder; (B) the extension of maturity of the Loans, the payment date of interest or scheduled principal thereunder, or the payment date of commitment or other fees payable hereunder; (C) any reduction in the stated rate of interest on the Loans (provided that the institution of the Default Rate and a subsequent removal of the Default Rate shall not constitute a decrease in interest rate pursuant to this Section 11.4), or in any amount of interest or scheduled principal due on any Loan, or any reduction in the stated rate of commitment fees payable hereunder or any change in the manner of pro rata application of any payments made by Borrower and/or any Guarantor to the Lenders hereunder; (D) any change in any percentage voting requirement, voting rights, or the Required Lenders definition in this Agreement; (E) the release of all or substantially all of the Collateral securing the Secured Obligations (in each case, except as expressly provided in the Loan Documents); or (F) any amendment to this Section 11.4(a) or Section 8.4 or 8.6 hereof.

(ii)          Provisions Relating to Special Rights and Duties. No provision of this Agreement affecting Collateral Agent in its capacity as such shall be amended, modified or waived without the consent of Collateral Agent.

(c)         Generally. Notice of amendments or consents ratified by the Lenders hereunder shall be forwarded by Collateral Agent to all of the Lenders. Each Lender or other holder of a Note (or interest in any Loan) shall be bound by any amendment, waiver or consent obtained as authorized by this Section 11.4, regardless of its failure to agree thereto.

Section 11.5 Notices. All notices, requests, demands and other communications provided for hereunder shall be in writing and, if to a Credit Party, mailed or delivered to it, addressed to it at the address specified on the signature pages of this Agreement, if to a Lender, mailed or delivered to it, addressed to the address of such Lender specified on the signature pages of this Agreement, or, as to each party, at such other address as shall be designated by such party in a written notice to each of the other parties. All notices, statements, requests, demands and other communications provided for hereunder shall be deemed to be given or made when hand delivered, delivered by overnight courier or two (2) Business Days after being deposited in the mails with postage prepaid by registered or certified mail, addressed as aforesaid, or sent by facsimile with telephonic confirmation of receipt (if received during a Business Day, otherwise the following Business Day), except that notices from a Credit Party to Collateral Agent or the Lenders pursuant to any of the provisions hereof shall not be effective until received. For purposes of Article II hereof, Collateral Agent and the Lenders shall be entitled to rely on telephonic instructions from any person that Collateral Agent or any Lender, as the case may be, in good faith believes is an Authorized Officer, and each Credit Party shall hold Collateral Agent and each Lender harmless from any loss, cost or expense resulting from any such reliance.

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Section 11.6 Costs, Expenses and Taxes. Each Credit Party agrees to pay on demand all costs and expenses of Collateral Agent and all Related Expenses, including but not limited to: (a) syndication, administration, travel and out-of-pocket expenses, including but not limited to attorneys’ fees and expenses, of Collateral Agent in connection with the preparation, negotiation and closing of the Loan Documents and the administration of the Loan Documents, the collection and disbursement of all funds hereunder and the other instruments and documents to be delivered hereunder; (b) extraordinary expenses of Collateral Agent in connection with the administration of the Loan Documents and the other instruments and documents to be delivered hereunder; and (c) the reasonable fees and out-of-pocket expenses of special counsel for Collateral Agent, with respect to the foregoing, and of local counsel, if any, who may be retained by said special counsel with respect thereto. Each Credit Party also agrees to pay on demand all costs and expenses of Collateral Agent and the Lenders, including reasonable attorneys’ fees and expenses, in connection with the restructuring or enforcement of the Obligations, this Agreement or any Related Writing. In addition, Borrower shall pay any and all stamp, transfer, documentary and other taxes, assessments, charges and fees payable or determined to be payable in connection with the execution and delivery of the Loan Documents, and the other instruments and documents to be delivered hereunder, and agree to hold Collateral Agent and each Lender harmless from and against any and all liabilities with respect to or resulting from any delay in paying or failure to pay such taxes or fees. All obligations provided for in this Section 11.6 shall survive any termination of this Agreement.

Section 11.7 Indemnification. Each Credit Party agrees to defend, indemnify and hold harmless Collateral Agent and the Lenders (and their respective affiliates, officers, directors, attorneys, agents and employees) from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including attorneys’ fees) or disbursements of any kind or nature whatsoever that may be imposed on, incurred by or asserted against Collateral Agent or any Lender in connection with any investigative, administrative or judicial proceeding (whether or not such Lender or Collateral Agent shall be designated a party thereto) or any other claim by any Person relating to or arising out of any Loan Document or any actual or proposed use of proceeds of the Loans or any of the Obligations, or any activities of Borrower, and/or any Guarantor, or its Affiliates; provided that none of any Lender or Collateral Agent (nor their respective affiliates, officers, directors, attorneys, agents and employees) shall have the right to be indemnified under this Section 11.7 for its own gross negligence or willful misconduct as determined by a court of competent jurisdiction. All obligations provided for in this Section 11.7 shall survive any termination of this Agreement.

Section 11.8 Obligations Several; No Fiduciary Obligations. The obligations of the Lenders hereunder are several and not joint. Nothing contained in this Agreement and no action taken by Collateral Agent or the Lenders pursuant hereto shall be deemed to constitute Collateral Agent or the Lenders a partnership, association, joint venture or other entity. No default by any Lender hereunder shall excuse the other Lenders from any obligation under this Agreement; but no Lender shall have or acquire any additional obligation of any kind by reason of such default. The relationship between each Credit Party and the Lenders with respect to the Loan Documents and the Related Writings is and shall be solely that of debtor and creditors, respectively, and none of Collateral Agent or any Lender shall have any fiduciary obligation toward any Credit Party with respect to any such documents or the transactions contemplated thereby.

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Section 11.9 Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts and by facsimile or .pdf signature, each of which counterparts when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute but one and the same agreement.

Section 11.10 Binding Effect; Borrower’s Assignment. This Agreement shall become effective when it shall have been executed by Borrower, each of the Guarantors, Collateral Agent (on its own behalf and, by signing as Collateral Agent) and each Lender and thereafter shall be binding upon and inure to the benefit of Borrower, the Guarantors, Collateral Agent and each of the Lenders and their respective successors and assigns, except that each Credit Party shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of Collateral Agent and all of the Lenders.

Section 11.11 Lender Assignments.

(a)         Assignments of Commitments. Each Lender shall have the right at any time or times to assign to an Eligible Transferee (other than to a Lender that shall not be in compliance with this Agreement), without recourse, all or a percentage of all of the following: (i) such Lender’s Commitment; (ii) all Loans made by that Lender; and (iii) such Lender’s Notes, and any participation purchased pursuant to Section 8.4 hereof.

(b)          Prior Consent. No assignment may be consummated pursuant to this Section 11.10 without the prior written consent of Collateral Agent (other than an assignment by any Lender to any affiliate of such Lender which affiliate is an Eligible Transferee and either wholly-owned by a Lender or is wholly-owned by a Person that wholly owns, either directly or indirectly, such Lender, or to another Lender), which consent of Collateral Agent shall not be unreasonably withheld. Anything herein to the contrary notwithstanding, any Lender may at any time make a collateral assignment of all or any portion of its rights under the Loan Documents to a Federal Reserve Bank, and no such assignment shall release such assigning Lender from its obligations hereunder.

(c)         Minimum Amount. Each such assignment shall be in a minimum amount of the lesser of Fifty Thousand Dollars ($50,000) of the assignor’s Commitment and interest herein or the entire amount of the assignor’s Commitment and interest herein.

(d)         Assignment Fee. Unless the assignment shall be to an affiliate of the assignor or the assignment shall be due to merger of the assignor or for regulatory purposes, either the assignor or the assignee shall remit to Collateral Agent, for its own account, an administrative fee of Three Thousand Five Hundred Dollars ($3,500), unless the Collateral Agent waives all or any portion of such fee in writing.

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(e)          Assignment Agreement. Unless the assignment shall be due to merger of the assignor or a collateral assignment for regulatory purposes, the assignor shall (i) cause the assignee to execute and deliver to Borrower, and/or any Guarantor, and Collateral Agent an Assignment Agreement, and (ii) execute and deliver, or cause the assignee to execute and deliver, as the case may be, to Collateral Agent such additional amendments, assurances and other writings as Collateral Agent may reasonably require.

(f)          Non-U.S. Assignee. If the assignment is to be made to an assignee that is organized under the laws of any jurisdiction other than the United States or any state thereof, the assignor Lender shall cause such assignee, at least five (5) Business Days prior to the effective date of such assignment: (i) to represent to the assignor Lender (for the benefit of the assignor Lender, Collateral Agent and Borrower) that under applicable law and treaties no taxes will be required to be withheld by Collateral Agent, Borrower or the assignor with respect to any payments to be made to such assignee in respect of the Loans hereunder; (ii) to furnish to the assignor Lender (and, in the case of any assignee registered in the Register (as defined below), Collateral Agent and Borrower) either U.S. Internal Revenue Service Form W-8ECI or U.S. Internal Revenue Service Form W-8BEN, as applicable (wherein such assignee claims entitlement to complete exemption from U.S. federal withholding tax on all payments hereunder); and (iii) to agree (for the benefit of the assignor, Collateral Agent and Borrower) to provide to the assignor Lender (and, in the case of any assignee registered in the Register, to Collateral Agent and Borrower) a new Form W-8ECI or Form W-8BEN, as applicable, upon the expiration or obsolescence of any previously delivered form and comparable statements in accordance with applicable U.S. laws and regulations and amendments duly executed and completed by such assignee, and to comply from time to time with all applicable U.S. laws and regulations with regard to such withholding tax exemption.

(g)          Deliveries by Credit Party. Upon satisfaction of all applicable requirements specified in subsections (a) through (f) above, each Credit Party shall execute and deliver (i) to Collateral Agent, the assignor and the assignee, any consent or release (of all or a portion of the obligations of the assignor) required to be delivered by such Credit Party in connection with the Assignment Agreement, and (ii) to the assignee, if requested, and the assignor, if applicable, an appropriate Note or Notes. After delivery of the new Note or Notes, the assignor’s Note or Notes, if any, being replaced shall be returned to Borrower marked “replaced”.

(h)          Effect of Assignment. Upon satisfaction of all applicable requirements set forth in subsections (a) through (g) above, and any other condition contained in this Section 11.10: (i) the assignee shall become and thereafter be deemed to be a “Lender” for the purposes of this Agreement; (ii) the assignor shall be released from its obligations hereunder to the extent that its interest has been assigned; (iii) in the event that the assignor’s entire interest has been assigned; the assignor shall cease to be and thereafter shall no longer be deemed to be a “Lender” and (iv) the signature pages hereto and Schedule 1 hereto shall be automatically amended, without further action, to reflect the result of any such assignment.

(i)          Collateral Agent to Maintain Register. Collateral Agent shall maintain at the address for notices referred to in Section 11.5 hereof a copy of each Assignment Agreement delivered to it and a register (the “Register”) for the recordation of the names and addresses of the Lenders and the Commitment of, and principal amount of the Loans owing to, each Lender from time to time. The entries in the Register shall be conclusive, in the absence of manifest error, and Borrower, the Guarantors, Collateral Agent and the Lenders may treat each Person whose name is recorded in the Register as the owner of the Loan recorded therein for all purposes of this Agreement. The Register shall be available for inspection by a Credit Party or any Lender at any reasonable time and from time to time upon reasonable prior notice.

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Section 11.12 Sale of Participations. Any Lender may, in the ordinary course of its commercial banking business and in accordance with applicable law, at any time sell participations to one or more Eligible Transferees (each a “Participant”) in all or a portion of its rights or obligations under this Agreement and the other Loan Documents (including, without limitation, all or a portion of the Commitment and the Loans and participations owing to it and the Note, if any, held by it); provided that:

(a)          any such Lender’s obligations under this Agreement and the other Loan Documents shall remain unchanged;

(b)          such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations;

(c)          the parties hereto shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and each of the other Loan Documents;

(d)          such Participant shall be bound by the provisions of Section 8.4 hereof, and the Lender selling such participation shall obtain from such Participant a written confirmation of its agreement to be so bound; and

(e)          no Participant (unless such Participant is itself a Lender) shall be entitled to require such Lender to take or refrain from taking action under this Agreement or under any other Loan Document, except that such Lender may agree with such Participant that such Lender will not, without such Participant’s consent, take action of the type described as follows:

(i)          increase the portion of the participation amount of any Participant over the amount thereof then in effect, or extend the Commitment Period, without the written consent of each Participant affected thereby; or

(ii)         reduce the principal amount of or extend the time for any payment of principal of any Loan, or reduce the rate of interest or extend the time for payment of interest on any Loan, or reduce the commitment fee, without the written consent of each Participant affected thereby.

Each Credit Party agrees that any Lender that sells participations pursuant to this Section 11.12 shall still be entitled to the benefits of Article III hereof, notwithstanding any such transfer; provided, however, that the obligations of Borrower and/or any Guarantor shall not increase as a result of such transfer. .

Section 11.13  Patriot Act Notice. Each Lender and Collateral Agent (for itself and not on behalf of any other party) hereby notifies the Credit Parties that, pursuant to the requirements of the Patriot Act, such Lender and Collateral Agent are required to obtain, verify and record information that identifies the Credit Parties, which information includes the name and address of the Credit Parties and other information that will allow such Lender or Collateral Agent, as applicable, to identify the Credit Parties in accordance with the Patriot Act. Borrower and/or any Guarantor shall provide, to the extent commercially reasonable, such information and take such actions as are reasonably requested by Collateral Agent or a Lender in order to assist Collateral Agent or such Lender in maintaining compliance with the Patriot Act.

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Section 11.14 Severability of Provisions; Captions; Attachments. Any provision of this Agreement that shall be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction. The several captions to sections and subsections herein are inserted for convenience only and shall be ignored in interpreting the provisions of this Agreement. Each schedule or exhibit attached to this Agreement shall be incorporated herein and shall be deemed to be a part hereof.

Section 11.15 Investment Purpose. Each of the Lenders represents and warrants to Borrower and/or any Guarantor that it is entering into this Agreement with the present intention of acquiring any Note issued pursuant hereto (or, if there is no Note, the interest as reflected on the books and records of Agent) for investment purposes only and not for the purpose of distribution or resale, it being understood, however, that each Lender shall at all times retain full control over the disposition of its assets.

Section 11.16 Entire Agreement. This Agreement, any Note and any other Loan Document or other agreement, document or instrument attached hereto or executed on or as of the Closing Date integrate all of the terms and conditions mentioned herein or incidental hereto and supersede all oral representations and negotiations and prior writings with respect to the subject matter hereof.

Section 11.17 Legal Representation of Parties. The Loan Documents were negotiated by the parties with the benefit of legal representation and any rule of construction or interpretation otherwise requiring this Agreement or any other Loan Document to be construed or interpreted against any party shall not apply to any construction or interpretation hereof or thereof.

Section 11.18 Governing Law; Submission to Jurisdiction; Jury Trial Waiver.

(a)          THE VALIDITY OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (UNLESS EXPRESSLY PROVIDED TO THE CONTRARY IN ANOTHER LOAN DOCUMENT IN RESPECT OF SUCH OTHER LOAN DOCUMENT), THE CONSTRUCTION, INTERPRETATION, AND ENFORCEMENT HEREOF AND THEREOF, AND THE RIGHTS OF THE PARTIES HERETO AND THERETO WITH RESPECT TO ALL MATTERS ARISING HEREUNDER OR THEREUNDER OR RELATED HERETO OR THERETO SHALL BE DETERMINED UNDER, GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

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(b)          THE PARTIES AGREE THAT ALL ACTIONS OR PROCEEDINGS ARISING IN CONNECTION WITH THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL BE TRIED AND LITIGATED ONLY IN THE STATE OF NEW YORK AND, TO THE EXTENT PERMITTED BY APPLICABLE LAW, FEDERAL COURTS LOCATED IN THE COUNTY OF NEW YORK, STATE OF NEW YORK; PROVIDED, HOWEVER, THAT ANY SUIT SEEKING ENFORCEMENT AGAINST ANY COLLATERAL OR OTHER PROPERTY MAY BE BROUGHT, AT COLLATERAL AGENT’S OPTION, IN THE COURTS OF ANY JURISDICTION WHERE COLLATERAL AGENT ELECTS TO BRING SUCH ACTION OR WHERE SUCH COLLATERAL OR OTHER PROPERTY MAY BE FOUND. EACH CREDIT PARTY AND EACH LENDER WAIVE, TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, ANY RIGHT EACH MAY HAVE TO ASSERT THE DOCTRINE OF FORUM NON CONVENIENS OR TO OBJECT TO VENUE TO THE EXTENT ANY PROCEEDING IS BROUGHT IN ACCORDANCE WITH THIS SECTION 11.18.

(c)          TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, EACH CREDIT PARTY AND EACH LENDER HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF ANY OF THE LOAN DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS. EACH CREDIT PARTY AND EACH LENDER REPRESENT THAT EACH HAS REVIEWED THIS WAIVER AND EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, A COPY OF THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

(d)          SUBJECT TO THE LAST SENTENCE OF THIS SECTION (D) EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE BANKRUPTCY COURT, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENTS, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT AGENT MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST ANY CREDIT PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(e)          NOTWITHSTANDING ANY OTHER PROVISION OF THIS SECTION 11.18, (I) THE BANKRUPTCY COURT SHALL HAVE EXCLUSIVE JURISDICTION OVER ANY ACTION OR DISPUTE INVOLVING, RELATING TO OR ARISING OUT OF THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS AND (II) THE BANKRUPTCY COURT SHALL HAVE EXCLUSIVE JURISDICTION OVER ANY ACTION OR DISPUTE INVOLVING, RELATING TO OR ARISING OUT OF THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS; PROVIDED, THAT NOTHING IN THIS SECTION       SHALL AFFECT THE RIGHT OF THE COLLATERAL AGENT OR ANY LENDER TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE REQUIREMENTS OF LAW OR COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST ANY CREDIT PARTY OR ANY COLLATERAL IN ANY OTHER JURISDICTION.

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IN WITNESS WHEREOF, the parties have executed and delivered this Debtor in Possession Credit Agreement in New York, New York as of the date first set forth above,

Address:	3 Columbus Circle	SG BLOCKS, INC.
16th Floor
	New York, New York 10019	By:	/s/ Paul M. Galvin
	Attention: CEO	Name:	Paul M. Galvin
		Title:	CEO

Address:	3 Columbus Circle	SG BUILDING BLOCKS, INC,
16th Floor
	New York, New York 10019	By:	/s/ Paul M. Galvin
	Attention: CEO	Name:	Paul M. Galvin
		Title:	CEO

Address:	3 Columbus Circle	ENDAXI INFRASTRUCTURE GROUP, INC.
16th Floor
	New York, New York 10019	By:	/s/ Paul M. Galvin
	Attention: CEO	Name:	Paul M. Galvin
		Title:	CEO

Address:	345 Lorton Avenue	HILLAIR CAPITAL INVESTMENTS, L,P,
Suite 303
	Burlingame, CA 94010	By:
	Attention: Sean M. McAvoy	Name:
Title:

Address:	345 Lorton Avenue	HILLAIR CAPITAL MANAGEMENT LLC
Suite 303
	Burlingame, CA 94010	By:
	Attention: Sean M. McAvoy	Name:
Title:

IN WITNESS WHEREOF, the parties have executed and delivered this Debtor in Possession Credit Agreement in New York, New York as of the date first set forth above.

Address:	3 Columbus Circle	SG BLOCKS, INC,
16th Floor
	New York, New York 10019	By:
	Attention: CEO	Name:
Title:

Address:	3 Columbus Circle	SG BUILDING BLOCKS, INC.
16th Floor
	New York, New York 10019	By:
	Attention: CEO	Name:
Title:

Address:	3 Columbus Circle	ENDAXI INFRASTRUCTURE GROUP, INC.
16th Floor
	New York, New York 10019	By:
	Attention: CEO	Name:
Title:

Address:	345 Lorton Avenue	HILLAIR CAPITAL INVESTMENTS, L.P.
Suite 303
	Burlingame, CA 94010	By:	/s/ Sean M. McAvoy
	Attention: Sean M. McAvoy	Name:	Sean M. McAvoy
		Title:	Managing Member
HILLAIR CAPITAL ADVISORS LLC

Address:	345 Lorton Avenue	HILLAIR CAPITAL MANAGEMENT LLC

	Suite 303	By:	/s/ Sean M. McAvoy
	Burlingame, CA 94010	Name:	Sean M. McAvoy
	Attention: Sean M. McAvoy	Title:	Managing Member

SCHEDULE 1

	TERM CREDIT COMMITMENT PERCENTAGE	INTERIM ORDER COMMITMENT	FINAL ORDER COMMITMENT
Hillair Capital Investments L.P.	100.0%	As set forth in the DIP Credit Agreement	As set forth in the DIP Credit Agreement, but not to exceed $600,000.00 in the aggregate
[other Lender]

TOTALS	100%	$304,771.37	$295,228.63

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SCHEDULE 3

REAL PROPERTY

County (Ohio)	Borrower/Guarantor	Filing Data

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EXHIBIT A
FORM OF
TERM NOTE

Principal Amount: $__________.00	__________, New York
Maturity Date:__________, 2016	October __________, 2015

FOR VALUE RECEIVED, the undersigned, SG BLOCKS, INC., a Delaware corporation (“Borrower”), promises to pay, on the last day of the Commitment Period, as defined in the Credit Agreement (as hereinafter defined), to the order of HILLAIR CAPITAL INVESTMENTS L.P. (“Lender”) at the main office of Lender located at 345 Lorton Avenue, Suite 303, Burlingame, California 94010, the aggregate unpaid principal amount of all Term Loans, as defined in the Credit Agreement, made by Lender to Borrower pursuant to Section 2.2(a) of the Credit Agreement in lawful money of the United States of America.

As used herein, “Credit Agreement” means the Debtor in Possession Credit Agreement dated as of October _________, 2015, among Borrower, the Lenders, the Guarantors (as defined therein) and the Collateral Agent (as defined therein), as the same may from time to time be further amended, restated or otherwise modified. Each capitalized term used herein that is defined in the Credit Agreement and not otherwise defined herein shall have the meaning ascribed to it in the Credit Agreement.

Borrower also promises to pay interest on the unpaid principal amount of each Term Loan from time to time outstanding, from the date of such Term Loan until the payment in full thereof, at the rates per annum that shall be determined in accordance with the provisions of Section 2.5(a) of the Credit Agreement. Such interest shall be payable on each date provided for in such Section 2.5(a); provided that interest on any principal portion that is not paid when due shall be payable on demand.

The portions of the principal sum hereof from time to time representing Base Rate Loans, interest owing thereon, and payments of principal and interest of any thereof, shall be shown on the records of Lender by such method as Lender may generally employ; provided that failure to make any such entry shall in no way detract from the obligations of Borrower under this Note.

If this Note shall not be paid at maturity, whether such maturity occurs by reason of lapse of time or by operation of any provision for acceleration of maturity contained in the Credit Agreement, the principal hereof and the unpaid interest thereon shall bear interest, until paid, at a rate per annum equal to the Default Rate (as defined in the Credit Agreement). All payments of principal of and interest on this Note shall be made in immediately available funds.

This Note is the Term Note referred to in the Credit Agreement. Reference is made to the Credit Agreement for a description of the right of the undersigned to anticipate payments hereof, the right of the holder hereof to declare this Note due prior to its stated maturity, and other terms and conditions upon which this Note is issued.

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Except as expressly provided in the Credit Agreement, Borrower expressly waives presentment, demand, protest and notice of any kind. This Note shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflicts of laws provisions.

SG BLOCKS, INC.
a Delaware corporation

By:	______________________________
Name:	______________________________
Title:	______________________________

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EXHIBIT G
FORM OF

NOTICE OF LOAN

[Date]______________________, 201

Hillair Capital Investments, L.P.
345 Lorton Avenue, Suite 303

Burlingame, CA 94010

Attention: Sean M/ McAvoy

Mr. McAvoy:

The undersigned, SG Blocks, Inc., refers to the Debtor in Possession Credit Agreement, dated as of October_______, 2015 (as amended, restated or otherwise modified from time to time, the “Credit Agreement”, the terms defined therein being used herein as therein defined), among the undersigned, the Lenders (as defined in the Credit Agreement), and the Collateral Agent (as defined in the Credit Agreement), and hereby gives you notice, pursuant to Section 2.7 of the Credit Agreement that Borrower hereby requests a Loan under the Credit Agreement, and in connection therewith sets forth below the information relating to the Loan (the “Proposed Loan”) as required by Section 2.7 of the Credit Agreement:

(a)          The Business Day of the Proposed Loan is,                      , 20      .

(b)          The amount of the Proposed Loan is $                         .

The undersigned hereby certifies on behalf of Borrower that the following statements are true on the date hereof, and will be true on the date of the Proposed Loan:

(i)          the representations and warranties contained in each Loan Document are correct, before and after giving effect to the Proposed Loan and the application of the proceeds therefrom, as though made on and as of such date;

(ii)          no event has occurred and is continuing, or would result from such Proposed Loan, or the application of proceeds therefrom, that constitutes a Default or Event of Default; and

(iii)          the conditions set forth in Section 2.7 and Article IV of the Credit Agreement have been satisfied.

SG BLOCKS, INC.

By:	______________________________
Name:	______________________________
Title:	______________________________

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EXHIBIT H
FORM OF

COMPLIANCE CERTIFICATE

For Fiscal Quarter ended____________________

THE UNDERSIGNED HEREBY CERTIFIES THAT:

(1)          I am the Chief Financial Officer of SG BLOCKS, INC. a Delaware corporation (“SGB”);

(2)          I am familiar with the terms of that certain Debtor in Possession Credit Agreement, dated as of October____, 2015, among the undersigned, the lenders from time to time named on Schedule 1 thereto (together with their respective successors and assigns, collectively the “Lenders”), and Hillair Capital Management LLC as Collateral Agent (as the same may from time to time be amended, restated or otherwise modified, the “Credit Agreement”, the terms defined therein being used herein as therein defined), and the terms of the other Loan Documents, and I have made, or have caused to be made under my supervision, a review in reasonable detail of the transactions and condition of SGB during the accounting period covered by the attached financial statements;

(3)          The review described in paragraph (2) above did not disclose, and I have no knowledge of, the existence of any condition or event that constitutes or constituted a Default or Event of Default, at the end of the accounting period covered by the attached financial statements or as of the date of this Certificate;

(4)          The representations and warranties made by Borrower contained in each Loan Document are true and correct as though made on and as of the date hereof; and

(5)          Set forth on Attachment I hereto are calculations of the financial covenants set forth in Section 5.7 of the Credit Agreement, which calculations show compliance with the terms thereof.

IN WITNESS WHEREOF, I have signed this certificate the ___ day of                       , 20__.

SG BLOCKS, INC.

By:
Name:
Title:

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EXHIBIT I

FORM OF

ASSIGNMENT AND ACCEPTANCE AGREEMENT

This Assignment and Acceptance Agreement (this “Assignment Agreement”) between ______________________ (the “Assignor”) and_________________________ (the “Assignee”) is dated as of________ , 20_. The parties hereto agree as follows:

1.          Preliminary Statement. Assignor is a party to a Debtor in Possession Credit Agreement, dated as of October________, 2015 (as the same may from time to time be amended, restated or otherwise modified, the “Credit Agreement”), among SG BLOCKS, INC. (“Borrower”), the lenders named on Schedule 1 thereto (together with their respective successors and assigns, collectively, the “Lenders” and, individually, each a “Lender”), the GUARANTORS (as defined therein) and HILLAIR CAPITAL MANAGEMENT LLC, as “Collateral Agent”). Capitalized terms used herein and not otherwise defined herein shall have the meanings attributed to them in the Credit Agreement.

2.          Assignment and Assumption. Assignor hereby sells and assigns to Assignee, and Assignee hereby purchases and assumes from Assignor, an interest in and to Assignor’s rights and obligations under the Credit Agreement, effective as of the Assignment Effective Date (as hereinafter defined), equal to the percentage interest specified on Annex 1 hereto (hereinafter, the “Assigned Percentage”) of Assignor’s right, title and interest in and to (a) the Commitment, (b) any Loan made by Assignor that is outstanding on the Assignment Effective Date, (c) any Note delivered to Assignor pursuant to the Credit Agreement, and (d) the Credit Agreement and the other Related Writings. After giving effect to such sale and assignment and on and after the Assignment Effective Date, Assignee shall be deemed to have one or more Applicable Commitment Percentages under the Credit Agreement equal to the Applicable Commitment Percentages set forth in subpart II.A on Annex 1 hereto and an Assigned Amount as set forth on subpart I.B. of Annex 1 hereto (hereinafter, the “Assigned Amount”).

3.          Assignment Effective Date. The Assignment Effective Date (the “Assignment Effective Date”) shall be [                           ,            ] (or such other date agreed to by Collateral Agent). On or prior to the Assignment Effective Date, Assignor shall satisfy the following conditions:

(a)          receipt by Collateral Agent of this Assignment Agreement, including Annex 1 hereto, properly executed by Assignor and Assignee and accepted and consented to by Collateral Agent and, if necessary pursuant to the provisions of Section 11.10(b) of the Credit Agreement, by Borrower;

(b)          receipt by Collateral Agent from Assignor of a fee of Three Thousand Five Hundred Dollars ($3,500), if required by Section 11.10(d) of the Credit Agreement;

(c)          receipt by Collateral Agent from Assignee of an administrative questionnaire, or other similar document, which shall include (i) the address for notices under the Credit Agreement, (ii) the address of its Lending Office, (iii) wire transfer instructions for delivery of funds by Collateral Agent, (iv) and such other information as Collateral Agent shall request; and

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(d)          receipt by Collateral Agent from Assignor or Assignee of any other information required pursuant to Section 11.10 of the Credit Agreement or otherwise necessary to complete the transaction contemplated hereby.

4.          Payment Obligations. In consideration for the sale and assignment of Loans hereunder, Assignee shall pay to Assignor, on the Assignment Effective Date, the amount agreed to by Assignee and Assignor. Any interest, fees and other payments accrued prior to the Assignment Effective Date with respect to the Assigned Amount shall be for the account of Assignor. Any interest, fees and other payments accrued on and after the Assignment Effective Date with respect to the Assigned Amount shall be for the account of Assignee. Each of Assignor and Assignee agrees that it will hold in trust for the other party any interest, fees or other amounts which it may receive to which the other party is entitled pursuant to the preceding sentence and to pay the other party any such amounts which it may receive promptly upon receipt thereof.

5.          Credit Determination; Limitations on Assignor’s Liability. Assignee represents and warrants to Assignor, Borrower, Collateral Agent and the Lenders (a) that it is capable of making and has made and shall continue to make its own credit determinations and analysis based upon such information as Assignee deemed sufficient to enter into the transaction contemplated hereby and not based on any statements or representations by Assignor; (b) Assignee confirms that it meets the requirements to be an assignee as set forth in Section 10.10 of the Credit Agreement; (c) Assignee confirms that it is able to fund the Loans and the Letters of Credit as required by the Credit Agreement; (d) Assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Credit Agreement and the Related Writings are required to be performed by it as a Lender thereunder; and (e) Assignee represents that it has reviewed each of the Loan Documents and by its signature to this Assignment Agreement, agrees to be bound by and subject to the terms and conditions of any such Intercreditor Agreement as if it were an original party thereto. It is understood and agreed that the assignment and assumption hereunder are made without recourse to Assignor and that Assignor makes no representation or warranty of any kind to Assignee and shall not be responsible for (i) the due execution, legality, validity, enforceability, genuineness, sufficiency or collectability of the Credit Agreement or any Related Writings, (ii) any representation, warranty or statement made in or in connection with the Credit Agreement or any of the Related Writings, (iii) the financial condition or creditworthiness of Borrower and/or any Guarantor, (iv) the performance of or compliance with any of the terms or provisions of the Credit Agreement or any of the Related Writings, (v) the inspection of any of the property, books or records of Borrower and/or any Guarantor, or (vi) the validity, enforceability, perfection, priority, condition, value or sufficiency of any collateral securing or purporting to secure the Loans. Neither Assignor nor any of its officers, directors, employees, agents or attorneys shall be liable for any mistake, error of judgment, or action taken or omitted to be taken in connection with the Loans, the Credit Agreement or the Related Writings, except for its or their own bad faith or willful misconduct. Assignee appoints Collateral Agent to take such action as agent on its behalf and to exercise such powers under the Credit Agreement as are delegated to Collateral Agent by the terms thereof.

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6.          Indemnity. Assignee agrees to indemnify and hold Assignor harmless against any and all losses, cost and expenses (including, without limitation, attorneys’ fees) and liabilities incurred by Assignor in connection with or arising in any manner from Assignee’s performance or non-performance of obligations assumed under this Assignment Agreement.

7.          Subsequent Assignments. After the Assignment Effective Date, Assignee shall have the right, pursuant to Section 11.10 of the Credit Agreement to assign the rights which are assigned to Assignee hereunder, provided that (a) any such subsequent assignment does not violate any of the terms and conditions of the Credit Agreement, any of the Related Writings, or any law, rule, regulation, order, writ, judgment, injunction or decree and that any consent required under the terms of the Credit Agreement or any of the Related Writings has been obtained, (b) the assignee under such assignment from Assignee shall agree to assume all of Assignee’s obligations hereunder in a manner satisfactory to Assignor, and (c) Assignee is not thereby released from any of its obligations to Assignor hereunder.

8.          Reductions of Aggregate Amount of Commitments. If any reduction in the Total Commitment occurs between the date of this Assignment Agreement and the Assignment Effective Date, the percentage of the Total Commitment assigned to Assignee shall remain the percentage specified in Section 1 hereof and the dollar amount of the Commitment of Assignee shall be recalculated based on the reduced Total Commitment.

9.          Acceptance of Agent; Notice by Assignor. This Assignment Agreement is conditioned upon the acceptance and consent of Collateral Agent and, if necessary pursuant to Section 11.10 of the Credit Agreement, upon the acceptance and consent of Borrower; provided that the execution of this Assignment Agreement by Collateral Agent and, if necessary, by Borrower is evidence of such acceptance and consent.

10.          Entire Agreement. This Assignment Agreement embodies the entire agreement and understanding between the parties hereto and supersedes all prior agreements and understandings between the parties hereto relating to the subject matter hereof.

11.          Governing Law. This Assignment Agreement shall be governed by the laws of the State of New York, without regard to conflicts of laws.

12.          Notices. Notices shall be given under this Assignment Agreement in the manner set forth in the Credit Agreement. For the purpose hereof, the addresses of the parties hereto (until notice of a change is delivered) shall be the address set forth under each party’s name on the signature pages hereof.

13.          Counterparts. This Assignment Agreement may be executed in any number of counterparts, by different parties hereto in separate counterparts and by facsimile signature, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute but one and the same agreement.

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14.          JURY TRIAL WAIVER. EACH OF THE UNDERSIGNED, TO THE EXTENT PERMITTED BY LAW, WAIVES ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE, AMONG AGENT, ANY OF THE LENDERS, ANY OF THE BORROWERS, AND/OR ANY OF THE GUARANTORS, OR ANY THEREOF, ARISING OUT OF, IN CONNECTION WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG EACH OF THEM IN CONNECTION WITH THIS INSTRUMENT OR ANY NOTE OR OTHER AGREEMENT, INSTRUMENT OR DOCUMENT EXECUTED OR DELIVERED IN CONNECTION THEREWITH OR THE TRANSACTIONS RELATED HERETO.

IN WITNESS WHEREOF, the parties hereto have executed this Assignment Agreement by their duly authorized officers as of the date first above written.

ASSIGNOR:

Address:
	Attn:	By:
	Phone:	Name:
	Fax:	Title:

ASSIGNEE:

Address:
	Attn:	By:
	Phone:	Name:
	Fax:	Title:

Accepted and Consented to this____ day of ___, 20___:	Accepted and Consented to this____day of ___, 20___:

HILLAIR CAPITAL MANAGEMENT LLC,	[INSERT SIGNATURE OF BORROWER IF REQUIRED]
As Collateral Agent
SG BLOCKS, INC.

By:	By:
Name:	Name:
Title:	Title:

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ANNEX 1

TO

TO ASSIGNMENT AND ACCEPTANCE AGREEMENT

On and after the Assignment Effective Date, after giving effect to all other assignments being made by Assignor on the Assignment Effective Date, the Commitment of Assignee, and, if this is less than an assignment of all of Assignor’s interest, Assignor, shall be as follows:

I.	INTEREST BEING ASSIGNED TO ASSIGNEE

A.	Term Credit Commitment

	Assigned Amount	$0.00

II.	ASSIGNEE’S COMMITMENT (as of the Assignment Effective Date)

A.	Term Credit Commitment

	Applicable Commitment Percentage of Term Credit Commitment	0%
	Assignee’s amount of the Term Credit Commitment	$0.00

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EXHIBIT J
FORM OF

REAFFIRMATION OF GUARANTY

REAFFIRMATION OF GUARANTY

DATED: OCTOBER____, 2015

The undersigned, being a guarantor of certain indebtedness, obligations and liabilities of SG Blocks, Inc., pursuant to the provisions of that certain: (a) Subsidiary Guarantee dated August 5, 2015, executed and delivered by the SG Building Blocks, Inc., a Delaware corporation (“SG Building”) and Endaxi Infrastructure Group, Inc., a Delaware corporation (“Endaxi” and together with SG Building, the “Guarantors” and each a ‘Guarantor”) in favor of the lenders listed therein; (b) Subsidiary Guarantee dated April 10, 2014, executed and delivered by SG Building in favor of the lenders listed therein; (c) Security Agreement dated August 5, 2015, executed and delivered by SG Blocks, Inc. and the Guarantors in favor of Hillair Capital Investments L.P.; (d) Security Agreement dated April 10, 2014, executed and delivered by SG Blocks, Inc. and SG Building in favor of the lenders listed therein, as the same may be further amended, amended or restated, or modified from time to time (the “Guaranty Documents”), including, without limitation, the waivers and releases by the Guarantor contained therein. The undersigned hereby agree that the terms and provisions of the Guaranty Documents are ratified and confirmed and remain in full force and effect; and all of such Guarantor’s obligations, liabilities and agreements under and pursuant to the Guaranty Documents remain unmodified and in full force and effect. The undersigned acknowledges that it has read and understands this Reaffirmation of Guaranty and that it has had the assistance of legal counsel in connection with such review and prior to executing this Reaffirmation of Guaranty.

IN WITNESS WHEREOF, the undersigned has caused this Reaffirmation of Guaranty to be duly executed and delivered in______________, New York as of the day and year first above written.

Date: October____ , 2015.	SG BUILDING BLOCKS, INC.

By:
Name:
Title:

ENDAXI INFRASTRUCTURE GROUP, INC.

By:
Name:
Title:

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